UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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Rocket Fuel Inc.
_______________________________________________________________________________________________________________________________________________________________________________________________________________________
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April 26, 2017

Dear Fellow Stockholders,
We cordially invite you to attend our 2017 Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, June 13, 2017, at 9:00 a.m. Pacific Time at the principal executive offices of Rocket Fuel Inc., which are located at 2000 Seaport Boulevard, Redwood City, CA 94063.
At this year’s Annual Meeting, the agenda will be as follows:

Agenda Item		Board Recommendation
Proposal No. One	Election of two Class I directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified	FOR
Proposal No. Two	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017	FOR
For our 2017 Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to our stockholders a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (our "2016 Annual Report"), which contains, among other things, our 2016 audited consolidated financial statements.
The Notice of Internet Availability of Proxy Materials also includes instructions on how you can vote using the Internet, and how you can request and receive, free of charge, a printed copy of our proxy materials, including our 2016 Annual Report, the Notice of Annual Meeting, our proxy statement and a proxy card. All stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail. The electronic delivery of our proxy materials will reduce our printing and mailing costs and minimize the environmental impact of the proxy materials.
The ability to have your vote counted at the Annual Meeting is an important stockholder right. Regardless of the number of shares you hold, or whether you plan to attend the Annual Meeting, we hope that you will promptly cast your vote.
Sincerely yours,
Rocket Fuel Inc.

/s/ E. RANDOLPH WOOTTON III
E. Randolph Wootton III
Chief Executive Officer

ROCKET FUEL INC.
2000 SEAPORT BOULEVARD, SUITE 400
REDWOOD CITY, CA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Pacific Time on Tuesday, June 13, 2017

Dear Stockholders of Rocket Fuel:
The 2017 Annual Meeting of Stockholders (the "Annual Meeting") of Rocket Fuel Inc., a Delaware corporation ("Rocket Fuel"), will be held on Tuesday, June 13, 2017, at 9:00 a.m. Pacific Time, at Rocket Fuel’s headquarters, located at 2000 Seaport Boulevard, Redwood City, CA 94063, for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect two Class I directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The board of directors of Rocket Fuel has fixed the close of business on April 18, 2017 as the record date for the Annual Meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet by following the voting procedures described in the Notice of Internet Availability of Proxy Materials. If you received printed proxy materials and wish to vote by mail, promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope.
We appreciate your continued support of Rocket Fuel and look forward to either greeting you personally at the meeting or receiving your proxy.
By order of the board of directors,
/s/ JULIE S. CHEN
Julie S. Chen
Associate General Counsel and
Corporate Secretary

TABLE OF CONTENTS

Page
Information Concerning Voting and Solicitation of Proxies	1
PROPOSAL NO. ONE: ELECTION OF DIRECTORS	7
Nominees for Director	7
Continuing Class II Directors	9
Continuing Class III Directors	9
PROPOSAL NO. TWO: RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017	11
Recent Change to Auditor	11
Fees Paid to Independent Registered Public Accounting Firm	11
Auditor Independence	12
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services	12
Report of the Audit Committee	14
Board of Directors and Corporate Governance	15
Board Composition	15
Director Independence	15
Board Leadership Structure; Lead Independent Director	15
Committees of the Board of Directors	16
Board Member Nomination Process	17
Stockholder Recommendations and Nominations of Candidates for Election to the Board of Directors	18
Board’s Role in Risk Management Oversight	18
Stockholder Communications with the Board of Directors	19
Corporate Governance Guidelines; Code of Business Conduct and Ethics; Policy Regarding Hedging	19
Non-Employee Director Compensation	19
Executive Officers	22
Executive Compensation	24
Our Compensation Philosophy	24
Pay for Performance and Stockholder Engagement	24
Our Process	24
Retention of Experts	25
Summary Compensation Table	25
2016 Non-Equity Incentive Plan Compensation and Certain Bonus Arrangements	27
2016 Exchange Offer	28
NEO Employment Agreements and Arrangements	29
Outstanding Equity Awards at Fiscal Year End	33
Executive Incentive Compensation Plan	34
401(k) Plan	35
Certain Relationships and Related Party Transactions	35
Equity Compensation Plan Information	36
Security Ownership of Certain Beneficial Owners and Management	37
Other Matters	39
Section 16(a) Beneficial Ownership Reporting Compliance	39
2016 Annual Report and SEC Filings	39
Deadlines to Propose Actions for Consideration at the 2018 Annual Meeting	39
Proxy Card	41

i

ROCKET FUEL INC.
PROXY STATEMENT FOR THE
2017 ANNUAL MEETING OF STOCKHOLDERS
________________________________________
INFORMATION CONCERNING VOTING AND SOLICITATION OF PROXIES

Our board of directors solicits your proxy for the 2017 Annual Meeting of Stockholders (the "Annual Meeting"), and for any postponement or adjournment of the Annual Meeting, for the purposes described in the "Notice of Annual Meeting of Stockholders." The table below shows some important details about the Annual Meeting and voting. Additional information is available in the "Frequently Asked Questions" section of the proxy statement immediately below the table. We use the terms "Rocket Fuel," "the Company," "we," "our" and "us" in this proxy statement to refer to Rocket Fuel Inc., a Delaware corporation.
The Notice of Annual Meeting, proxy statement, enclosed proxy card and copy of our Annual Report on Form 10-K for the year ended December 31, 2016 (the "2016 Annual Report") are first being made available to our stockholders on or about April 26, 2017.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
This proxy statement and the 2016 Annual Report are available for viewing, printing and downloading at www.proxyvote.com and on the "Investors" section of our website at investor.rocketfuel.com. Certain documents referenced in the proxy statement are available on our website. However, we are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this proxy statement.

Meeting Details	June 13, 2017, 9:00 a.m. Pacific Time, at the offices of Rocket Fuel Inc., 2000 Seaport Boulevard, Redwood City, CA 94063

Record Date	April 18, 2017

Shares Outstanding	There were 46,433,771 shares of common stock outstanding and entitled to vote as of the Record Date.

Eligibility to Vote
Holders of our common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder is entitled to one vote for each share held as of the Record Date.

Quorum
A majority of the shares of common stock outstanding and entitled to vote, in person or by proxy, as of the Record Date constitutes a quorum. A quorum is required to transact business at the Annual Meeting.

Voting Methods
Stockholders whose shares are registered in their names with Computershare, our transfer agent (referred to as "Stockholders of Record"), may vote by proxy via the Internet, phone, or mail by following the instructions on the accompanying proxy card. Stockholders of Record may also vote in person at the Annual Meeting by attending the Annual Meeting and casting a ballot. Stockholders whose shares are held in "street name" by a broker, bank or other nominee (referred to as "Beneficial Owners") must follow the voting instructions provided by their brokers or other nominees. See "What is the difference between holding shares as a Stockholder of Record and as a Beneficial Owner?" and "How do I vote and what are the voting deadlines?" below for additional information.

Inspector of Elections	We have appointed Broadridge Financial Solutions, Inc. as Inspector of Elections to determine whether a quorum is present, and to tabulate the votes cast by proxy or in person at the Annual Meeting.

Voting Results
We will announce preliminary results at the Annual Meeting. We will report final results on a Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") and post results at investor.rocketfuel.com as soon as practicable after the Annual Meeting.

Proxy Solicitation Costs
We will bear the costs of soliciting proxies from our stockholders. These costs include preparing, assembling, printing, mailing and distributing notices, proxy statements, proxy cards and Annual Reports. Our directors, officers and other employees or agents may solicit proxies personally or by telephone, e-mail or other means of communication, and we will reimburse them for any related expenses. We will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to the Beneficial Owners of the shares that the brokers or other nominees hold in their names.

FREQUENTLY ASKED QUESTIONS
What matters am I voting on?
You will be voting on the following matters:

•	To elect two Class I directors to hold office until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

•	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

•	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
How does our board of directors recommend that I vote?
Our board of directors recommends that you vote:

•	FOR the election of the two directors nominated by our board of directors and named in this proxy statement as Class I directors to serve for three-year terms;

•	FOR the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.
Will there be any other items of business on the agenda?
If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting, and we are not currently aware of any matters that may be properly presented by others for action at the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. Cumulative voting is not permitted with respect to the election of directors.
A complete list of the stockholders entitled to vote at the Annual Meeting will be available at our headquarters, located at 2000 Seaport Boulevard, Suite 400, Redwood City, CA 94063, during regular business hours for the ten days prior to the Annual Meeting. This list will also be available during the Annual Meeting at the meeting location. Stockholders may examine the list for any legally valid purpose related to the Annual Meeting.
What is the difference between holding shares as a Stockholder of Record and as a Beneficial Owner?

Stockholders of Record. If, at the close of business on the Record Date, your shares are registered directly in your name with Computershare, our transfer agent, you are considered the Stockholder of Record with respect to those shares. As the Stockholder of Record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card and to vote in person at the Annual Meeting.
Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee on your behalf (referred to as held in "street name"), you are considered the Beneficial Owner of shares held in street name. As the Beneficial Owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. In general, if you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee may, in its discretion, vote your shares with respect to routine matters (e.g., the ratification of the appointment of our independent registered public accounting firm), but may not vote your shares with respect to any non-routine matters (e.g., the election of directors). Please see "What if I do not specify how my shares are to be voted?" for additional information.
Do I have to do anything in advance if I plan to attend the Annual Meeting and vote in person?
Stockholders of Record. If you are a Stockholder of Record, you do not need to do anything in advance to attend and/or vote your shares in person at the Annual Meeting, but you may be asked to present government-issued photo identification for entrance into the Annual Meeting.
Beneficial Owners. If you are a Beneficial Owner, you may not vote your shares in person at the Annual Meeting unless you obtain a "legal proxy" from your broker or other nominee, who is the Stockholder of Record with respect to your shares. You may still attend the Annual Meeting even if you do not have a legal proxy, but you may not vote. You may be asked to present government-issued photo identification for entrance into the Annual Meeting. You will also be asked to provide proof of Beneficial Ownership as of the Record Date, such as the voting instructions you received from your broker or other nominee, or your brokerage statement reflecting ownership of shares as of the Record Date.
How do I vote and what are the voting deadlines?
Stockholders of Record. If you are a Stockholder of Record, you can vote in one of the following ways:

•
You may vote via the Internet or by telephone.  To vote via the Internet or by telephone, follow the instructions provided in the Notice of Internet Availability of Proxy Materials. If you vote via the Internet or by telephone, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Time on June 12, 2017. Alternatively, you may request a printed proxy card by telephone at 1-800-579-1639, over the Internet at www.proxyvote.com, or by email at sendmaterial@proxyvote.com, and follow the instructions under the heading "You may vote by mail," immediately below.

•
You may vote by mail.  If you have received printed proxy materials by mail and would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-paid envelope so that it is received no later than June 12, 2017. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named on the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but you do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named on the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR the election of directors and FOR Proposal No. Two.

•
You may vote in person.  If you plan to attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the Annual Meeting.

Beneficial Owners.  If you are the Beneficial Owner of shares held of record by a broker or other nominee, you will receive voting instructions from your broker or other nominee. You must follow the voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee how to vote your shares. The availability of telephone and Internet voting options will depend on the voting process of your broker or other nominee. As discussed above, if you are a Beneficial Owner, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker or other nominee.

May I change my vote or revoke my proxy?
Stockholders of Record. If you are a Stockholder of Record, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	entering a new vote by Internet or telephone prior to the voting deadline noted above;

•	signing and returning a new proxy card with a later date prior to the voting deadline noted above; or

•	attending the Annual Meeting and voting in person.
You may revoke your proxy by delivering a written revocation to our Corporate Secretary at the address listed on the front page of this proxy statement, prior to the voting deadline noted above.
Beneficial Owners. If you are the beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named on the proxy card have been designated as proxy holders by our board of directors. When a Stockholder of Record properly dates, executes and returns a proxy card, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors (as indicated in the next paragraph). If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy before the new meeting date, as described above.
What if I do not specify how my shares are to be voted?
Stockholders of Record. If you are a Stockholder of Record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•
FOR the election of the two directors nominated by our board of directors and named in this proxy statement as Class I directors to hold office until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. One);

•	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal No. Two); and

•	In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting or any adjournments or postponements thereof.
Beneficial Owners. If you are a Beneficial Owner and you do not provide your broker or other nominee that holds your shares with voting instructions, your broker or other nominee will determine if it has discretion to vote on each matter. In general, brokers and other nominees do not have discretion to vote on non-routine matters. Proposal No. One (election of directors) is a non-routine matter, while Proposal No. Two (ratification of appointment of an independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee cannot vote your shares with respect to Proposal No. One, which would result in a "broker non-vote." However, the broker or other nominee may, in its discretion, vote your shares with respect to Proposal No. Two. For additional information regarding broker non-votes, see "What are the effects of abstentions and broker non-votes?" below.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. A majority of the shares of common stock outstanding and entitled to vote, in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. As noted above, as of the Record Date, there were at total of 46,433,771 shares of common stock outstanding, which means that 23,216,886 shares of common stock must be r epresented in person or by proxy at the Annual Meeting to have a quorum. If there is not a quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Under Delaware law, abstentions are considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal No. Two). However, because the outcome of Proposal No. One (election of directors) will be determined by a plurality of the voting power of the shares present and entitled to vote at the Annual Meeting, abstentions will have no impact on the outcome of the proposal as long as a quorum exists.
A broker non-vote occurs when a broker or other nominee holding shares for a Beneficial Owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the Beneficial Owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.
How many votes are needed for approval of each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed?
Proposal No. One: Election of directors	Plurality of voting power of shares present and entitled to vote	No
Proposal No. Two: Ratification of appointment of independent registered public accounting firm	Majority of voting power of shares present and entitled to vote	Yes
With respect to Proposal No. One, you may vote FOR, AGAINST or ABSTAIN with respect to each nominee. Cumulative voting is not permitted with respect to the election of directors. An abstention will have no effect on the outcome of the vote.
With respect to Proposal No. Two, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. Two, the abstention will have the same effect as a vote AGAINST the proposal.
How are proxies solicited for the Annual Meeting and who is paying for the solicitation?
The board of directors is soliciting proxies for use at the Annual Meeting by means of this proxy statement. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers and other nominees to forward to the Beneficial Owners of the shares held of record by the brokers or other nominees. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to Beneficial Owners.
This solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents, and we have engaged a proxy solicitor to solicit proxies on our behalf by telephone and by other means. We expect the cost of Alliance Advisors, LLC, our private proxy solicitor, to be approximately $20,000. No additional compensation will be paid to any other individuals other than our proxy solicitor for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Rocket Fuel or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Will members of the board of directors attend the Annual Meeting?
We encourage our board members to attend the Annual Meeting. Those who do attend will be available to answer appropriate questions from stockholders. All of our board members attended the 2016 annual meeting of stockholders either in person or via teleconference.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called "householding," under which we can deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Stockholders of Record who participate in householding will be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Rocket Fuel only send a single copy of the next year’s proxy materials, you may contact us as follows:

Rocket Fuel Inc.
Attention: Corporate Secretary
2000 Seaport Boulevard, Suite 400
Redwood City, CA 94063
(650) 481-6082

Beneficial Owners of shares may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

PROPOSAL NO. ONE
ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. Currently, six of our directors are independent according to the independent director requirements of The NASDAQ Stock Market ("NASDAQ"). Our board of directors is divided into three classes of directors — Classes I, II and III — each consisting of two or three directors, who are elected for staggered three-year terms. See "Board of Directors and Corporate Governance" below for more details about our board.
At the Annual Meeting, stockholders will be asked to elect two Class I directors — John J. Lewis and Monte Zweben — to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified. The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of March 31, 2017.

Nominees	Class	Age	Position	Current Term Expires	Expiration of Term For Which Nominated

John J. Lewis (1)	I	59	Director	2017	2020
Monte Zweben (2)	I	53	Chairman of the Board	2017	2020

Continuing Directors

William W. Ericson (2)(3)	II	58	Director	2018	—
Richard A. Frankel	II	53	Co-Founder, Advisor and Director	2018	—
Clark M. Kokich (1)(3)	II	65	Director	2018	—
Susan L. Bostrom (2)	III	56	Director	2019	—
Ronald E. F. Codd (1)(3)	III	61	Director	2019	—
E. Randolph Wootton III	III	49	Chief Executive Officer and Director	2019	—
______________________

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and governance committee

Nominees for Director
John J. Lewis. Mr. Lewis has served on our board of directors since January 2016. Mr. Lewis joined Nielsen Holdings plc ("Nielsen"), an American global information and measurement company, in 2006. He most recently served as global president responsible for running the Nielsen Buy business and overseeing all global regions before leaving Nielsen in June 2016. In his prior roles with Nielsen, Mr. Lewis was responsible for Nielsen’s North American Buy business from 2006 to 2012, and in 2013 added responsibility for the Americas, which brought additional accountability for the Buy and Watch business across Nielsen’s Latin American Region. Prior to joining Nielsen, Mr. Lewis was president and chief executive officer of Knowledge Networks, a venture-backed marketing information company, from 2002 through 2005. From 1999 to 2001, he served as president and chief executive officer of SMS Technology, a venture-backed provider of packaging to the consumer packaged goods industry. Mr. Lewis holds a B.A. degree in political science from Princeton University and an M.B.A. degree from Northwestern University's Kellogg School of Management.
Our board of directors believes that Mr. Lewis possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as an executive of a global business, his expertise in data analytics and marketing information, and his years of management experience.

Monte Zweben. Mr. Zweben has served as chairman of the board since March 2016, after having served as our executive chairman from November 2015 to March 2016, and as interim chief executive officer from March 2015 to November 2015. He has served as a member of our board of directors since March 2010. Mr. Zweben is a founder of Splice Machine, Inc., a Big Data database software company, and has served as its chairman and chief executive officer since April 2012. Mr. Zweben has also been the chairman of Clio Music, Inc., a music analysis and search engine, since June 2011. From January 2006 to June 2013, he was a co-founder and served as the chairman of SeeSaw Networks, Inc., a digital media company. Prior to SeeSaw, Mr. Zweben founded and served as the chief executive officer of Blue Martini Software, Inc., an e-commerce and marketing software company, from June 1998 to March 2005. Prior to Blue Martini, from October 1996 to November 1997, Mr. Zweben served as vice president and general manager of PeopleSoft’s manufacturing business unit. Earlier in his career, Mr. Zweben was the deputy branch chief of the NASA Ames Research Center’s Artificial Intelligence Branch. Mr. Zweben currently serves on the Dean’s Advisory Board for the School of Computer Science at Carnegie Mellon University. Mr. Zweben holds a B.S. degree in computer science and management from Carnegie Mellon University and an M.S. degree in computer science from Stanford University.
Our board of directors believes that Mr. Zweben possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings from his expertise in computer science and artificial intelligence, his work with digital media companies, and his years of management experience.
Vote Required
Directors are elected by a plurality vote. The two nominees for directors receiving the highest number of FOR votes cast will be elected as directors.
***THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH
OF MR. LEWIS AND MR. ZWEBEN.***

Continuing Class II Directors
William W. Ericson. Mr. Ericson has served as a member of our board of directors since May 2008. Mr. Ericson has been a general partner at Mohr Davidow Ventures LP ("MDV"), a venture capital firm, since 2000, and has served as managing partner since 2008. Mr. Ericson has also been a founding managing director of Wildcat Venture Partners, a venture capital firm, since 2015. Prior to joining MDV, Mr. Ericson founded and operated the Seattle office of Venture Law Group LLP, a law firm, from 1996 to 2000. Prior to that, Mr. Ericson practiced as a corporate and securities attorney in Palo Alto, California, and New York, New York. Mr. Ericson currently serves as a member of the board of directors of Pacific Biosciences of California, Inc., a publicly traded gene sequencing company, Adamas Pharmaceuticals, a publicly traded pharmaceutical company, Northwestern University School of Law, and a number of MDV’s privately held portfolio companies. Mr. Ericson holds a B.S.F.S. degree from the School of Foreign Service at Georgetown University and a J.D. degree from Northwestern University School of Law.
Our board of directors believes that Mr. Ericson possesses specific attributes that qualify him to serve as a director, including his extensive experience working with leading technology companies as well as the substantial experience he has acquired as a legal and investment professional.
Richard A. Frankel. Mr. Frankel has served as a member of our board of directors since March 2008. He has served as executive vice president of Rocket Fuel from October 2015 to July 2016, as president from May 2008 to October 2015, and as chief financial officer from March 2008 to February 2009. Prior to co-founding Rocket Fuel, Mr. Frankel served as senior director, product marketing at Yahoo! from November 2002 to January 2008, and as a general manager at DoubleClick Inc., an Internet advertising solutions company, from July 1999 to October 2002. From March 1996 to July 1999, Mr. Frankel served as director, customer service at NetGravity Inc., an online marketing management company. Mr. Frankel holds a B.S.E. degree in mechanical & aerospace engineering from Princeton University and an M.A. degree in classics from San Francisco State University.
Our board of directors believes that Mr. Frankel possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our former president and his work with digital media companies. In addition, Mr. Frankel brings historical knowledge, operational expertise and continuity to our board of directors.
Clark M. Kokich. Mr. Kokich has served as a member of our board of directors since April 2011. Mr. Kokich served as chief strategy officer of Marchex, a call analytics and pay-per-call company, from October 2013 to February 2015 and as executive chairman of its board of directors from February 2015 to September 2016. From 2009 until September 2013, Mr. Kokich was chairman of Razorfish Inc., a digital marketing and technology consulting firm. Prior to that, Mr. Kokich spent ten years with Razorfish, serving in a number of key positions from 1999 to 2009, including chief executive officer and president. Before joining Razorfish, Mr. Kokich was president and chief executive officer of apparel retailer Calla Bay, Inc. from 1996 to 1998, head of sales and marketing for a division of McCaw Cellular Communications, Inc., a telecommunications company, from 1992 to 1996, and executive vice president and general manager of Cole & Weber, Inc., an advertising company, from 1978 to 1987. Mr. Kokich has served on the board of directors of Acxiom Corporation since 2009 and currently chairs its Technology & Innovation Committee. Mr. Kokich holds a B.S. degree in finance from the University of Oregon.
Our board of directors believes that Mr. Kokich possesses specific attributes that qualify him to serve as a director, including his background in the field of digital marketing and technology, his experience leading an advertising agency, as well as his marketing expertise and his years of management experience.
Continuing Class III Directors
Susan L. Bostrom. Ms. Bostrom has served as a member of our board of directors since February 2013. In addition to serving on our board, since February 2001, Ms. Bostrom has served as an independent director to various public and private companies, including (i) Varian Medical Systems, Inc., a manufacturer of medical devices and software, since February 2005; (ii) Cadence Design Systems, Inc., an electronic design software company, first from February 2001 to March 2005 and then since February 2011; (iii) Marketo, Inc., a provider of software as a service marketing automation solutions, from May 2012 to August 2016; and (iv) ServiceNow, a provider of enterprise IT cloud services, since July 2014. Ms. Bostrom serves on the advisory board of the Stanford Institute for Economic Policy Research.  After serving on the Stanford Hospital and Clinics board of directors for 10 years, she is now a member of the board of Lucile Packard Children’s Hospital at Stanford. From January 2006 to January 2011, Ms. Bostrom served as executive vice president, chief marketing officer, worldwide government affairs of Cisco Systems, Inc., a networking equipment provider. Prior to that, from 1997 to January 2006, Ms. Bostrom served in a number of positions at Cisco, including senior vice president, global government affairs and the internet business solutions group and vice president of applications and services marketing. Ms. Bostrom holds a B.S. degree in marketing from the University of Illinois and an M.B.A. degree from the Stanford Graduate School of Business.

Our board of directors believes that Ms. Bostrom possesses specific attributes that qualify her to serve as a director, including her experience and leadership roles at a leading technology company, her knowledge of marketing and developing trends in networking and new media, and her extensive boardroom experience.
Ronald E. F. Codd. Mr. Codd has served as a member of our board of directors since February 2012. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, Mr. Codd served as president, chief executive officer and a director of Momentum Business Applications, Inc., an enterprise software company. From September 1991 to December 1998, Mr. Codd served as senior vice president of finance and administration and chief financial officer of PeopleSoft, Inc., a provider of ERP and human resource management systems. Mr. Codd has served on the board of directors of ServiceNow, Inc. and Veeva Systems, Inc. since February 2012 and FireEye, Inc. since July 2012. Mr. Codd currently serves on the audit committees of these three companies. Mr. Codd has also served as a member of the board of directors of numerous other information technology companies, including DemandTec, Inc., from March 2007 to February 2012, Interwoven, Inc. from July 1999 to April 2009, and Data Domain, Inc., from October 2006 to July 2009. Mr. Codd holds a B.S. degree in accounting from the University of California, Berkeley and an M.M. degree in finance and an M.I.S. degree from the Kellogg Graduate School of Management at Northwestern University.
Our board believes that Mr. Codd’s management and software industry experience, including his experience in finance and corporate governance matters, give him a breadth of knowledge and valuable financial expertise that qualifies him to serve as a member of our board of directors.
E. Randolph Wootton III. Mr. Wootton has served as our chief executive officer and a member of our board of directors since November 2015, after having joined Rocket Fuel as chief revenue officer in March 2015. Prior to joining Rocket Fuel, Mr. Wootton served as vice president of customer success for products at salesforce.com from July 2012 to March 2015. He served as senior vice president at AdReady, a division of CPXi, from January 2011 to July 2012. Prior to AdReady, Mr. Wootton spent seven years at Microsoft, from 2004 through 2010, in various senior level and general management roles. Mr. Wootton holds a B.S. degree from the U.S. Naval Academy, an M.A. degree in the liberal arts from St. John’s College, and an M.B.A degree from Harvard Business School.
Our board believes that Mr. Wootton possesses specific attributes that qualify him to serve as a director, including the perspective and continuity that he brings as our chief executive officer, the depth of his experience in both the advertising and software-as-a- service industries, and his leadership and management expertise.

PROPOSAL NO. TWO
RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2017

The audit committee of our board of directors has appointed BDO USA, LLP ("BDO") as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2017. BDO also served as our independent registered public accounting firm for the fiscal year ended December 31, 2016. Prior to that, Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm. See “Recent Change in Auditor” below.
At the Annual Meeting, stockholders will be asked to ratify the appointment of BDO as our independent registered public accounting firm for the year ending December 31, 2017. Stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, our board of directors submits the appointment of BDO to our stockholders for ratification as a matter of good corporate governance. If this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, the appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during the fiscal year ending December 31, 2017 if our audit committee believes that such a change would be in the best interests of Rocket Fuel and its stockholders. A representative of BDO is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.
Recent Change in Auditor
As reported on our Current Report on Form 8-K filed on June 22, 2016 (the “Change in Auditor 8-K”), effective June 20, 2016, the audit committee approved the dismissal of Deloitte as the Company’s independent registered public accounting firm and engaged BDO to serve in this role for the fiscal year ending December 31, 2016.
The Company notified Deloitte of its dismissal on June 20, 2016. The reports of Deloitte on the Company’s financial statements for the fiscal years ended December 31, 2015 and December 31, 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2015 and December 31, 2014, and in the subsequent interim period through June 20, 2016, (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in its reports, and (ii) there were no “reportable events” (as such term is defined in Item 304(a)(i)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (“Regulation S-K”)).
The Company provided Deloitte with a copy of the foregoing disclosures and requested Deloitte to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agreed with the above disclosures. A copy of the letter, dated June 20, 2016, furnished pursuant to that request was filed as Exhibit 16.1 to the Change in Auditor 8-K.
During the fiscal years ended December 31, 2015 and December 31, 2014, and during the subsequent interim period through June 20, 2016, the Company did not consult BDO regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a “disagreement” with its former accountants or a “reportable event” as those terms are defined in Item 304 of Regulation S-K.
Fees Paid to Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by Deloitte and BDO for the fiscal year ended December 31, 2016 and by Deloitte for the fiscal year ended December 31, 2015.

Type of Fees	2016	2015
Audit Fees (1)	$1,059,600	$1,407,809
Audit-Related Fees (2)	—	—
Tax Fees (3)	58,988	66,927
All Other Fees (4)	—	324,962
Totals	$1,118,588	$1,799,698
__________________

(1)
"Audit Fees" consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements each year; review of our quarterly financial statements presented in our quarterly reports on Form 10-Q in each year; professional services rendered in connection with our shelf Registration Statement on Form S-3 in 2016, and Registration Statements on Form S-8 in 2016 and 2015 related to the registration of shares issuable pursuant to our equity incentive plans; and other services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. In 2016, Audit Fees in the amounts of $927,000 and $132,600 were for professional services rendered by BDO and Deloitte, respectively. The 2015 Audit Fees were for professional services rendered by Deloitte only.

(2)
"Audit-Related Fees" consist of fees for professional services that are reasonably related to the performance of the audit or review of the company’s financial statements. There were no Audit-Related Fees recorded in 2016 and 2015.

(3)
"Tax Fees" consist of fees for professional services rendered in connection with tax audits, tax compliance, and international tax consulting and planning. In 2016, Tax Fees in the amounts of $11,767 and $47,221 were for professional services rendered by BDO and Deloitte, respectively. The 2015 Tax Fees were for professional services rendered by Deloitte only.

(4)	"All Other Fees" consist primarily of professional services rendered by Deloitte in connection with business strategy projects in 2015.

Auditor Independence
In 2016, there were no other professional services provided by Deloitte or BDO that would have required the audit committee to consider their compatibility with maintaining the independence of Deloitte or BDO.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, in August 2013, our audit committee established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
In connection with the engagement of the independent registered public accounting firm for the next fiscal year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the audit committee for approval:

•
Audit Services. Audit services include the annual financial statement audit (including required quarterly reviews) and other procedures required to be performed by the independent auditor to form an opinion on our consolidated financial statements. Audit services also include, as necessary, the attestation engagement for the independent auditor’s report on management’s report on internal controls for financial reporting. Other audit services may include services associated with SEC registration statements, periodic reports and other documents filed with the SEC.

•
Audit-related services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor.

•	Tax Services. Tax services include services related to tax compliance, tax planning and tax advice.

•	All Other Services. All other services are those services not described in the other categories that are not prohibited by SEC rules.
The audit committee pre-approves particular services or categories of services on a case-by-case basis. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the audit committee, or as permitted, the audit committee chair, before the independent registered public accounting firm is engaged. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the audit committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the audit committee, or the audit committee chair. All fees paid to Deloitte and BDO for the fiscal year ended December 31, 2016 were pre-approved by the audit committee in accordance with the process described in the policy above.
Vote Required
The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2017.
***THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP***

REPORT OF THE AUDIT COMMITTEE
The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any filing.
The audit committee has reviewed and discussed the company’s consolidated financial statements for the fiscal year ended December 31, 2016 with management and BDO USA, LLP, the company’s independent registered public accounting firm. The audit committee has discussed with BDO the matters required by the Statement on Auditing Standards No. 1031, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The audit committee has received and reviewed the written disclosures and the letter from BDO required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the audit committee concerning independence, and has discussed with BDO its independence.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 16, 2017.
Respectfully submitted by the members of the audit committee of the board of directors:

Ronald E. F. Codd (Chair)
Clark M. Kokich
John J. Lewis

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition
Our board of directors, comprised of eight members, oversees the Company's business affairs. Our board of directors is divided into three classes with staggered three-year terms. Our directors are divided among the following three classes:

•	the Class I directors are John J. Lewis and Monte Zweben, and their terms will expire at the upcoming 2017 Annual Meeting;

•	the Class II directors are William W. Ericson, Richard A. Frankel and Clark M. Kokich, and their terms will expire at the annual meeting of stockholders to be held during 2018;

•	the Class III directors are Susan L. Bostrom, Ronald E. F. Codd and E. Randolph Wootton III, and their terms will expire at the annual meeting of stockholders to be held during 2019.
Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of our board of directors may have the effect of delaying or preventing changes in control of our company.
The board of directors met ten times in 2016. During 2016, each board member attended at least 75% of the aggregate number of board meetings and meetings of standing committees of which he or she is or was a member during 2016.
Director Independence
Our common stock is listed on the NASDAQ Global Select Market. Under the rules of NASDAQ, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent. Under the rules of NASDAQ, a director will only qualify as an ‘‘independent director’’ if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors periodically undertakes a review of the independence of each director and considers whether each director has a material relationship with us that could compromise such director’s ability to exercise independent judgment in carrying out his or her responsibilities. As a result of these reviews, our board of directors determined that Messrs. Codd, Ericson, Kokich, Lewis and Ms. Bostrom were ‘‘independent directors’’ throughout 2016, as defined under the applicable rules and regulations of the Securities and Exchange Commission ("SEC") and the listing requirements and rules of NASDAQ. In addition, John Gardner, who stepped down from the Board in January 2016, was an independent director through the term of his service in 2016. Mr. Zweben was not an independent director from January 1, 2016 through March 10, 2016, when he served as executive chairman. However, the Board determined that following Mr. Zweben's resignation as executive chairman on March 10, 2016 and effective as of March 11, 2016, Mr. Zweben was an independent director. Thus, at least five of our eight directors were independent throughout 2016 and six of them have been independent since March 11, 2016.
Board Leadership Structure; Lead Independent Director
Mr. Zweben served as executive chairman of the board (an employee position) from November 2015 to March 2016 and during this time, was not independent. When he resigned as executive chairman on March 10, 2016, Mr. Zweben became an independent director and chairman of our board.
Our board of directors believed that Mr. Zweben, having served as the Company's interim CEO from April 2015 to November 2015, was well-positioned to serve as executive chairman and then as chairman of the board to support Mr. Wootton in his new role as CEO.
Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the chairman is not independent. Our board of directors appointed Mr. Kokich to serve as our lead independent director during a time when our chairman was not independent. Mr. Kokich continued in that role while Mr. Zweben was executive chairman of the board. As lead independent director, Mr. Kokich presided over periodic meetings of our independent directors, served as a liaison between our chairman and the independent directors, worked with Mr. Zweben to establish board meeting agendas, raised issues with management on behalf of the independent directors when appropriate, oversaw the general functioning of the board and committees and performed such additional duties as our board of directors determined and delegated. When Mr. Zweben resigned as an employee and became our independent chairman of the board in March 2016, Mr. Kokich stepped down from his role as lead independent director.
Committees of the Board of Directors
The standing committees of our board of directors currently consist of an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and responsibilities described below. Members are appointed by the board and serve on these committees until their resignation or as otherwise determined by our board of directors. Each of the standing committees operates under a written charter adopted by the board of directors. The charters are available on the Investor Relations portion of our website at investor.rocketfuel.com.
Audit Committee. Mr. Codd is the chair of our audit committee, and Messrs. Kokich and Lewis are members of our audit committee. Each of Messrs. Codd, Kokich and Lewis is a non-employee member of our board of directors. Mr. Gardner was a member of the audit committee until January 19, 2016 when he tendered his resignation and was replaced on the board by Mr. Lewis. The audit committee met ten times during 2016. Our board of directors has determined that each of the members of our audit committee satisfied, during 2016, and continues to satisfy, the requirements for independence and financial literacy under the rules and regulations of NASDAQ and the SEC. Our board of directors has also determined that Mr. Codd qualifies as an ‘‘audit committee financial expert,’’ as defined in the SEC rules, and satisfies the NASDAQ financial sophistication requirements.
The audit committee is responsible for, among other things:

•	appointing, overseeing, and if need be, terminating any independent auditor;

•	assessing the qualification, performance and independence of our independent auditor;

•	reviewing the audit plan and pre-approving all audit and non-audit services to be performed by our independent auditor;

•	reviewing our financial statements and related disclosures;

•	reviewing the adequacy and effectiveness of our accounting and financial reporting processes, systems of internal control and disclosure controls and procedures;

•	reviewing our overall risk management framework;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;

•	reviewing and discussing with management and the independent auditor the results of our annual audit, reviews of our quarterly financial statements and our publicly filed reports;

•	reviewing and approving, as appropriate, related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.
Compensation Committee. Ms. Bostrom is the chair of our compensation committee, and Messrs. Ericson and Zweben are members of the compensation committee. Each of Ms. Bostrom, and Messrs. Ericson and Zweben is a non-employee member of our board of directors. Mr. Zweben has served on the committee only during periods of time that he was an independent director. He did not serve on the committee during his tenure as interim CEO or as executive chairman. He rejoined the committee on March 11, 2016, following his resignation as executive chairman. The compensation committee met nine times during 2016. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the rules of NASDAQ and the SEC. Two of our committee members (Ms. Bostrom and Mr. Ericson) are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.
The compensation committee is responsible for, among other things:

•	reviewing the elements and amount of total compensation for all executive officers and other key employees;

•	formulating and recommending any proposed changes in the compensation of our chief executive officer for approval by the board;

•	recommending to the board for approval the elements and amount of total compensation for non-employee members of the board;

•	reviewing and approving any changes in the compensation for executive officers and key employees, other than our chief executive officer;

•	administering our equity compensation plans;

•	reviewing annually our overall compensation philosophy and objectives, including compensation program objectives, target pay positioning and equity compensation;

•	reviewing our compensation programs, policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on us; and

•	preparing the compensation committee report for our annual proxy statement when required by SEC rules.
Compensation Committee Interlocks and Insider Participation. During 2016, no member of the compensation committee was an officer of Rocket Fuel. No member of the compensation committee has or had any relationships requiring disclosure under Item 404 of Regulation S-K other than routine indemnification agreements with Rocket Fuel. (See "Certain Relationships and Related Party Transactions," below.) During 2016, none of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of Rocket Fuel or a member of our compensation committee.
Nominating and Governance Committee. Mr. Ericson is the chair of our nominating and governance committee, and Messrs. Codd and Kokich are members of the committee. Each of Messrs. Codd, Ericson and Kokich is a non-employee member of our board of directors. The nominating and governance committee met four times during 2016. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the NASDAQ rules.
The nominating and governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization and governance of our board of directors and its committees;

•	identifying, recruiting and nominating director candidates to the board if and when necessary;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing, and approving if appropriate, conflicts of interest of our directors and corporate officers, other than related person transactions, which are reviewed by the audit committee.
Board Member Nomination Process
The nominating and governance committee employs a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. The nominating and governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on our board of directors: (i) the highest personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (iii) skills and expertise that are complementary to those of the existing members of our board of directors, (iv) the ability to assist and support management and make significant contributions to the company’s success, and (v) an understanding of the fiduciary responsibilities that are required of a member of our board of directors, and the commitment of time and energy necessary to diligently carry out those responsibilities. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and governance committee may also consider other factors that it may deem, from time to time, in our and our stockholders’ best interests. The nominating and governance committee may also take measures that it considers appropriate to evaluate a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating and governance committee, the board of directors, or management.
Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and governance committee considers a broad range of backgrounds and experiences. When considering nominations of directors, the nominating and governance committee may take into account the benefits of diverse viewpoints. The nominating and governance committee also considers these and other factors as it oversees the annual board of directors' evaluation. After completing its review and evaluation of director candidates, the nominating and governance committee recommends to the full board of directors the director nominees for election.
Stockholder Recommendations and Nominations of Candidates for Election to the Board of Directors
The nominating and governance committee will consider candidates for nomination to the board of directors recommended by any stockholder holding at least one percent (1%) of the fully diluted capitalization of Rocket Fuel for at least twelve months prior to the date that the recommendation is submitted. The committee will evaluate recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. A stockholder wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing, at the address indicated in the next paragraph. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve on our board of directors, information regarding any relationships between the candidate and Rocket Fuel and evidence of the recommending stockholder’s ownership of our common stock. The recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board of directors membership. Our nominating and governance committee has sole discretion to decide which individuals to recommend for nomination as directors.
A stockholder of record can nominate a candidate directly for election to the board by complying with the procedures in Section 2.4 of our bylaws and the rules and regulations of the Securities and Exchange Commission. An eligible stockholder who wishes to submit a nomination should review the requirements in our bylaws for nominations by stockholders. Any nomination should be sent in writing to the company, addressed to the attention of the Corporate Secretary at Rocket Fuel Inc., 2000 Seaport Boulevard, Suite 400, Redwood City, CA 94063. Notice of nominations for the 2018 annual meeting of stockholders must be received by us no earlier than February 10, 2018 and no later than March 12, 2018. The notice must state the information required by Section 2.4 of our bylaws and otherwise comply with applicable federal and state law.
A copy of our bylaws may be obtained by accessing Rocket Fuel’s filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates.
Board’s Role in Risk Management Oversight
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational risks. We have designed and implemented processes to evaluate and manage risk in our operations. Management is responsible for the day-to-day management of the risks we face, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board must satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board meets with our chief executive officer and other members of the senior management team at regularly scheduled quarterly board meetings and in other meetings between the quarterly meetings, where, among other topics, they discuss strategy and risks facing the company.
While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, and legal and regulatory compliance. The audit committee also discusses guidelines and policies with respect to risk assessment and risk management with management and the independent auditor. In addition, the audit committee reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. The nominating and governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The compensation committee assesses risks created by the incentives inherent in our compensation policies as well as in our leadership development and succession planning. Finally, the full board of directors reviews strategic and operational risk reported by the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.
Stockholder Communications with the Board of Directors
Stockholders wishing to communicate with our board of directors or with an individual member of our board may do so by writing to our board of directors or to the particular member of our board, and mailing the correspondence to our Corporate Secretary, Rocket Fuel Inc., 2000 Seaport Boulevard, Suite 400, Redwood City, CA 94063. Our Corporate Secretary, or her designee, will review all incoming stockholder communications (excluding mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive material), and if deemed appropriate, the stockholder communications will be forwarded to the appropriate member or members of our board of directors.
Corporate Governance Guidelines; Code of Business Conduct and Ethics; Policy Regarding Hedging
Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us.
In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Investor Relations portion of our website at investor.rocketfuel.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.
Our Insider Trading Policy prohibits our board members and executive officers from engaging in any hedging transactions with respect to our securities.
Non-Employee Director Compensation
The following table shows certain information for fiscal year 2016 with respect to the compensation of all of our non-employee directors for that year.
Director Compensation Table

Year Ended December 31, 2016
Name (1)	Fees earned or paid in cash	Stock Awards	Option Awards (2)	Total
Susan L. Bostrom (3)	$35,000	$—	$75,000	$110,000
Ronald E. F. Codd (4)	$43,000	$—	$75,000	$118,000
William Ericson (5)	$36,000	$—	$75,000	$111,000
John Gardner (6)	$8,125	$—	$—	$8,125
Clark Kokich (7)	$42,153	$—	$75,000	$117,153
John J. Lewis (8)	$24,375	$—	$106,252	130,627
Monte Zweben (9)	$44,403	$—	$249,999	$294,402
___________________

(1)
Board member E. Randolph Wootton III does not appear in the table because he was a named executive officer in 2016 and all of his 2016 compensation is included in "Executive Compensation — Summary Compensation Table," below. Board member Richard A. Frankel does not appear in the table because he was a named executive officer in 2016 and all of his 2016 compensation is included in "Executive Compensation - Summary Compensation Table," below. Mr. Frankel was an executive officer for part of 2016 and stepped down from that position in July 2016. He continues to serve the Company as an advisor. Each of Messrs. Wootton and Frankel did not receive any additional compensation for services provided as a director during 2016.

(2)
This amount represents the aggregate grant date fair value of stock options as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in note 9 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2016 filed with the SEC on March 16, 2017.

(3)
As of December 31, 2016, Ms. Bostrom held (i) an option to purchase 85,000 shares of our common stock with an exercise price of $11.21 per share, which vests in sixteen (16) equal installments over a period of four (4) years with a vesting commencement date of February 6, 2013; (ii) a fully vested option to purchase 3,750 shares of our common stock with an exercise price of $29.00 per share; (iii) a fully vested option to purchase 6,000 shares of our common stock with an exercise price of $23.59 per share; (iv) a fully vested option to purchase 17,582 shares of our common stock with an exercise price of $8.47 per share; and (v) an option to purchase 67,060 shares of our common stock with an exercise price of $2.24 per share, which will vest and become exercisable on the day prior to the 2017 Annual Meeting.

(4)
As of December 31, 2016, Mr. Codd held (i) a fully vested option to purchase 3,750 shares of our common stock with an exercise price of $29.00 per share; (ii) a fully vested option to purchase 6,000 shares of our common stock with an exercise price of $23.59 per share; (iii) a fully vested option to purchase 17,582 shares of our common stock with an exercise price of $8.47 per share; and (iv) an option to purchase 67,060 shares of our common stock with an exercise price of $2.24 per share, which will vest and become exercisable on the day prior to the 2017 Annual Meeting.

(5)
As of December 31, 2016, Mr. Ericson held (i) a fully vested option to purchase 3,750 shares of our common stock with an exercise price of $29.00 per share; (ii) a fully vested option to purchase 6,000 shares of our common stock with an exercise price of $23.59 per share; (iii) a fully vested option to purchase 17,582 shares of our common stock with an exercise price of $8.47 per share; and (iv) an option to purchase 67,060 shares of our common stock with an exercise price of $2.24 per share, which will vest and become exercisable on the day prior to the 2017 Annual Meeting.

(6)	Mr. Gardner resigned from the board of directors on January 19, 2016 and all of his outstanding awards terminated on April 19, 2016.

(7)
As of December 31, 2016, Mr. Kokich held (i) a fully vested option to purchase 3,750 shares of our common stock with an exercise price of $29.00 per share; (ii) a fully vested option to purchase 6,000 shares of our common stock with an exercise price of $23.59 per share; (iii) a fully vested option to purchase 17,582 shares of our common stock with an exercise price of $8.47 per share; and (iv) an option to purchase 67,060 shares of our common stock with an exercise price of $2.24 per share, which will vest and become exercisable on the day prior to the 2017 Annual Meeting.

(8)
As of December 31, 2016, Mr. Lewis held (i) an option to purchase 18,778 shares of our common stock with an exercise price of $3.12 per share, which vests in three (3) annual installments from January 19, 2016; and (ii) an option to purchase 67,060 shares of our common stock with an exercise price of $2.24 per share, which will vest and become exercisable on the day prior to the 2017 Annual Meeting.

(9)
As of December 31, 2016, Mr. Zweben held (i) a fully vested option to purchase 125,870 shares of our common stock with an exercise price of $0.16 per share; (ii) a fully vested option to purchase 3,750 shares of our common stock with an exercise price of $29.00 per share; (iii) a fully vested option to purchase 6,000 shares of our common stock with an exercise price of $23.59 per share; (iv) a fully vested option to purchase 42,211 shares of our common stock with an exercise price of $8.75 per share; (v) a fully vested option to purchase 87,000 shares of our common stock with an exercise price of $5.11 per share; and (vi) an option to purchase 223,533 shares of our common stock with an exercise price of $2.24 per share, which will vest and become exercisable on the day prior to the 2017 Annual Meeting.

Outside Director Compensation Policy
In August 2013, the board of directors, upon the recommendation of our compensation committee, adopted a policy for the compensation of our non-employee directors (the "Outside Directors"), effective as of September 19, 2013. The Outside Director Compensation Policy (the "Policy") was amended on December 22, 2015 and again on March 10, 2016. The March 10, 2016 amendment added an annual retainer for any outside director serving as chairman, as described below under "Cash Compensation." In developing its recommendations for the policy and amendments, the compensation committee used the services of compensation consulting firm Radford, which is part of Aon Hewitt, a business unit of Aon plc ("Radford"). Outside Directors receive compensation in the form of equity granted under the terms of our 2013 Equity Incentive Plan, or the 2013 Plan, and cash compensation, as described below.
Equity Compensation
Initial awards. Each person who first became an Outside Director on or after December 22, 2015 received an option to purchase shares having a grant date fair value equal to $75,000 (subject to pro-ration as described in the next sentence) (the "Initial Option"). The value of the Initial Option is to be pro-rated based on the number of months remaining between the new Outside Director's appointment or election to the board and the anticipated time of the Company's next annual meeting of stockholders. These Initial

Options were granted on the date of the first meeting of our board of directors or compensation committee occurring on or after the date on which the individual first became an Outside Director. The shares underlying the Initial Option were scheduled to vest and, if applicable, become exercisable, as to one-third of the shares subject to such award on each anniversary of the commencement of the individual’s service as an Outside Director, subject to continued service as a director through the applicable vesting date. If a director’s status changed from an employee director to an Outside Director, he or she would not receive an Initial Option or Initial RSU Award.
Annual awards. Beginning on December 22, 2015, on the date of each annual meeting of our stockholders, each Outside Director was granted an option to purchase shares having a grant date fair value equal to $75,000 (the "Annual Option"). All of the shares underlying the Annual Option and Annual RSU Award were scheduled to vest and, if applicable, become exercisable upon the earlier of (i) the day prior to the next year’s annual meeting of stockholders or (ii) one (1) year from grant, subject to continued service as a director through the applicable vesting date.
The exercise price per share of each stock option granted under the Policy will be the fair market value of a share of our common stock, as determined in accordance with our 2013 Plan, on the date of the option grant. With respect to the Initial Options and Annual Options, the grant date fair value is computed in accordance with the Black-Scholes option valuation methodology or such other methodology our board of directors or compensation committee may determine.
Cash Compensation
Each Outside Director receives an annual retainer of $25,000 (the "Annual Fee") for serving on our board of directors. Any Outside Director serving as lead independent director is entitled to an additional annual retainer of $15,000. Beginning on March 10, 2016, any Outside Director serving as chairperson of our board of directors is entitled to an additional annual retainer of $50,000.
The chairperson and members of the three standing committees of our board of directors are entitled to the following annual cash retainers in addition to the Annual Fee and other annual retainers described above:

Board Committee	Chairperson Fee	Non-Chair Member Fee
Audit Committee	$15,000	$7,500
Compensation Committee	$10,000	$5,000
Nominating and Governance Committee	$6,000	$3,000
All cash retainers are paid in quarterly installments to each Outside Director who has served in the relevant capacity for the immediately preceding fiscal quarter no later than thirty (30) days following the end of the preceding fiscal quarter. An Outside Director who has served in the relevant capacity for only a portion of the immediately preceding fiscal quarter will receive a prorated payment of the quarterly payment of the applicable annual retainers.

EXECUTIVE OFFICERS
Executive Officers as of April 18, 2017
The following table provides information regarding our executive officers as of April 18, 2017. Our executive officers are appointed by our board of directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of our non-employee directors or executive officers.

Name	Age	Position(s)
E. Randolph Wootton III	49	Chief Executive Officer and Director
Stephen Snyder	50	Chief Financial Officer
David Gosen	53	Senior Vice President, International and General Manager, Platform
Richard Pittenger	52	Senior Vice President, Engineering and Product
Richard Song	48	Chief Revenue Officer
E. Randolph Wootton III

Mr. Wootton has served as our chief executive officer since November 2015, after having joined Rocket Fuel as chief revenue officer in March 2015. Prior to joining Rocket Fuel, Mr. Wootton served as vice president of customer success for products at salesforce.com, a cloud computing company, from July 2012 to March 2015. He served as senior vice president at AdReady, a division of CPXi, from January 2011 to July 2012. Prior to AdReady, Mr. Wootton spent seven years at Microsoft, a software technology company (from 2004 through 2010), in various senior level and general management roles. Mr. Wootton holds a B.S. degree from the U.S. Naval Academy, an M.A. degree in the liberal arts from St. John’s College, and an M.B.A. degree from Harvard Business School.

Stephen Snyder

Mr. Snyder joined Rocket Fuel as chief financial officer in November 2016. Prior to joining Rocket Fuel, Mr. Snyder served as chief financial officer of Trilliant Incorporated, a late-stage venture-backed, global smart communications company, from December 2015 to November 2016. Previously, he was vice president of finance, in the office of the chief financial officer, at Adobe Systems Incorporated, a computer software company, from 2014 to 2015, after having served as vice president and general manager, worldwide channel sales from 2012 to 2014 and as vice president of finance and operations from 2007 to 2012. Prior to joining Adobe, Mr. Snyder served in a series of finance roles with Hewlett Packard Company, an information technology company, from 1994 to 2007. Mr. Snyder holds a B.A. degree in management science from the University of California, San Diego and an M.B.A. degree from the University of Southern California.

David Gosen

Mr. Gosen has served as our senior vice president, international and general manager, platform since January 2017, after having joined Rocket Fuel as senior vice president and manager director, international in June 2016. Prior to joining Rocket Fuel, Mr. Gosen served as chief executive officer of Nektan Plc, a B2B mobile gaming content developer and platform provider, from January 2015 to January 2016. He served as European managing director, media, digital and mobile at Nielsen, a global information, data, and measurement company, from January 2011 to January 2015 and as vice president EMEA, Xbox and Xbox Live at Microsoft Corporation, a software technology company, from March 2008 to September 2010. Prior to joining Microsoft, Mr. Gosen served in a series of business leadership roles at various companies. Mr. Gosen holds a B.Sc. degree from the University of Surrey, United Kingdom.
Richard Pittenger

Mr. Pittenger has served as our senior vice president, engineering and product since January 2017, after having joined Rocket Fuel as senior vice president, engineering in August 2016. Prior to joining Rocket Fuel, Mr. Pittenger served as senior vice president, engineering of Ooyala, Inc., a venture-backed company that provides online video technology products and services, from June 2013 to April 2016. He served as vice president, engineering at Proofpoint, Inc., a provider of cloud-based cyber security solutions, from May 2010 to July 2013. Prior to joining Proofpoint, Mr. Pittenger served in a series of engineering leadership roles at Yahoo! Inc., a technology company, from September 1999 to April 2010. Mr. Pittenger holds a B.S. degree in computer science from the University of California, Santa Barbara, an M.S.C.S. degree in computer science from the University of Southern California, and an M.B.A. degree from the University of Southern California.
Richard Song

Mr. Song has served as our chief revenue officer since July 2016. Prior to joining Rocket Fuel, Mr. Song served as executive vice president and global head of sales at ZEFR, Inc., a video ad technology company, from April 2014 to July 2016. Prior to ZEFR, Mr. Song served as executive vice president at iHeartMedia, Inc., a radio and digital media company, from July 2012 to April 2014 and as General Manager of Eastern US Sales at Microsoft Corporation, a software technology company, from January 2006 to June 2012. Mr. Song holds a B.A. degree from Carnegie Mellon University.

EXECUTIVE COMPENSATION
Our Compensation Philosophy
Our pay for performance philosophy is to align pay to company performance by setting aggressive targets and holding executives accountable to the Company's strategic and financial plans. As our business changes, our compensation committee assesses our compensation program to ensure that company practices align with stockholder objectives and can attract and retain an executive team that can execute against strategic objectives. In 2015 and 2016, the Company experienced significant leadership change and also expanded its business model by introducing platform solution offerings. To develop the appropriate compensation program in light of these changes and our position as an emerging growth company, our compensation committee reviewed the practices of similarly sized companies as well as our market position, financial performance and employee retention objectives.
Pay for Performance and Stockholder Engagement
In 2015, our compensation program was designed to incentivize performance and retain key executives during leadership transitions and reductions in force. During 2015, the Board initiated a search for a new chief financial officer and approved an 11% reduction in the Company's workforce. In the same year, our Board accepted the resignation of our founder chief executive officer ("CEO"), launched an executive search for a new CEO in March, and appointed an experienced interim CEO until our new CEO, E. Randolph Wootton III, was identified and appointed in November. We crafted a competitive compensation package for Mr. Wootton that was commensurate with his experience at the Company and in our industry. This pay package fell well within competitive market levels relative to our compensation benchmarking peers. It was developed to align with the typical designs and practices of our peers and to be consistent with our pay for performance philosophy.
After our 2016 annual meeting of stockholders, our compensation committee solicited feedback from our stockholders in order to continue to align our compensation programs with investor interests. To that end, we reached out to our largest institutional stockholders and encouraged them to reach out to us if they wanted to meet with our compensation committee chairperson to discuss the Company’s compensation philosophy and practices. As a result, we held a meeting with our largest, unaffiliated stockholder. Meeting participants included investor representatives, our compensation committee chairperson, and Company management. We answered questions regarding our executive compensation and general governance policies, and gained input regarding the design of our executive compensation program going forward. This outreach allowed us to understand our stockholders' priorities and perspectives, and provided us with input that will help to continue to align management and stockholder interests. These considerations, the Company's realignment in leadership, and the transformation of our business model in a highly competitive industry resulted in 2016 incentive plans and compensation programs that focused on incentivizing, attracting, and retaining key employees. The compensation committee used a combination of equity and cash compensation programs in 2016 to attract key leaders, stabilize retention, and motivate progress against our long-term objectives. In addition, to further align pay to company performance, our compensation committee introduced a new, key component in our CEO's 2017 compensation plan - a performance-based restricted stock unit award that is eligible to vest (be “earned”) based on the achievement of certain performance goals tied to stockholder returns. Once earned, the stock will be subject to service-based vesting requirements, as described in the Form 8-K filed with the SEC on February 13, 2017. This grant represented 50% of the CEO's overall equity grant for 2017.
We believe conversations with our stockholders are valuable and constructive interactions and aid us in our goal of evolving our executive compensation program in a manner that continues to appropriately retain, motivate and incentivize our executive team to deliver long-term company performance.
Our Process
Our compensation committee is responsible for designing our executive compensation programs and reports to our board of directors on its discussions, decisions, recommendations and other actions. Our CEO may make recommendations to the compensation committee, and is involved in the determination of compensation for the executive officers that report to him; however, he does not make recommendations or participate in deliberations regarding his own compensation. Our compensation committee reviews the CEO's recommendations and the advice of its compensation consultant to determine the total target compensation and individual compensation components for the fiscal year for each executive officer other than the CEO. A specified percentage of each executive's total target cash compensation each year is dependent on performance. The compensation committee considers each executive officer's achievement against individual strategic objectives as well as the Company's performance against financial metrics to determine payment of cash incentive compensation for the fiscal year. The committee has sole discretion in these decisions. The compensation committee makes recommendations to, and the board of directors determines, the total target compensation for the CEO. The board also defines payment of any incentive cash compensation based on strategic and financial objectives for the CEO. For a portion of 2016, our former interim CEO was employed as executive chairman to assist in the transition of our CEO to his new role. The executive chairman then transitioned to become a non-employee chairman of the board in March 2016. Our compensation committee recommended the executive chairman's total target and incentive compensation for this period of time and the board made the final determination.
Retention of Experts
Our compensation committee is authorized to retain the services of one or more executive compensation advisors. The compensation committee works closely with our compensation consultant to design pay for performance compensation programs appropriate for a company of our size and circumstances. Since May 2013, the compensation committee has retained national compensation consultant, Radford, which is part of Aon Hewitt, a business unit of Aon plc (NYSE: AON) ("Radford") to provide it with data, recommendations and advice on executive compensation. Radford aids the compensation committee's development of an appropriate group of peer companies to help determine the competitive overall compensation for our executive officers to attract and retain talent to lead the Company through its strategic transition to a platform solutions software company. The compensation committee annually considers and assesses Radford's independence, including whether Radford has any potential conflicts of interest with our Company or members of the compensation committee, as set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. The compensation committee reviewed Radford's independence at its March 2017 meeting and compensation committee concluded that it is not aware of any conflict of interest that could improperly influence Radford's work for the compensation committee.
Summary Compensation Table
The table below provides information regarding the compensation of certain executive officers during 2016 and 2015. As an emerging growth company, we comply with the executive compensation disclosure rules applicable to "smaller reporting companies," as that term is defined in the rules promulgated under the Securities Act of 1933, as amended (the "Securities Act"). These rules require compensation disclosure for (i) each individual who served as our principal executive officer ("PEO") during 2016; (ii) the two most highly compensated executive officers other than a PEO who were serving as executive officers at the end of 2016; and (iii) up to two individuals for whom disclosure would have been required pursuant to (ii) but for the fact that the individual was not serving as an executive office at the end of 2016. Throughout this proxy statement, these officers are referred to as our 2016 "named executive officers" or "NEOs."
During 2016, E. Randolph Wootton III served as our PEO. Our two most highly compensated non-PEO officers who were serving as executive officers at the end of 2016 were our chief revenue officer, Richard Song, and our former senior vice president, business affairs, general counsel, corporate secretary and chief privacy officer, JoAnn C. Covington. Ms. Covington resigned from the Company in April 2017. We also had two individuals, Rex S. Jackson and Richard A. Frankel, for whom disclosure would have been required as our two most highly compensated non-PEO officers but for the fact that neither was serving as an executive officer at the end of 2016. Mr. Jackson joined the Company as our chief financial officer ("CFO") in March 2016 and resigned from that position in October 2016. Mr. Frankel, who had served as executive vice president in October 2015, stepped down from that position in July 2016. He continues to serve the Company as a part-time employee.
The following table includes 2016 compensation for all of our 2016 NEOs. However, 2015 compensation is provided only for the one individual — Mr. Wootton — who was also a named executive officer in 2015.

Named Executive Officer Compensation for 2016 and 2015
Name and Position(s) During 2016	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compen-sation ($)	Total ($)
E. Randolph Wootton III (2) Chief Executive Officer	2016	430,000	—	872,500	1,373,483	107,500	—	2,783,483
	2015	277,773	158,889	493,563	262,196	76,644	—	1,269,065
Richard Song (3) Chief Revenue Officer	2016	166,667	166,668	103,675	336,680	—	—	773,690
JoAnn C. Covington (4) Senior Vice President, General Counsel, Corporate Secretary, Chief Privacy Officer	2016	305,000	—	—	364,785	41,938	—	711,723
Richard A. Frankel (5) Former Executive Vice President	2016	214,135	—	—	1,340,331	64,687	132	1,619,285
Rex S. Jackson (6) Former Chief Financial Officer	2016	200,833	—	—	751,434	38,760	—	991,027
______________________

(1)
Amounts represent the aggregate grant date fair value of restricted stock units and stock options to purchase shares of common stock of the Company, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the options column are set forth in note 9 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2016 filed with the SEC. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
Mr. Wootton joined the Company as chief revenue officer on March 7, 2015 and was promoted to chief executive officer on November 2, 2015, a position in which he continues to serve. Non-Equity Incentive Plan Compensation for 2016 consists of $107,500 that he earned in 2016 for services as CEO under the Company's Executive Incentive Compensation Plan (the "Umbrella Bonus Plan"). On January 1, 2016, Mr. Wootton was granted (i) 250,000 RSUs and (ii) an option to purchase 500,000 shares of our common stock with an exercise price of $3.49 per share, each under the terms of his CEO Offer Letter. This agreement is defined and described below under "NEO Employment Agreements and Arrangements — Wootton CEO Offer Letter." As part of his 2016 compensation for services as CEO, on March 10, 2016, Mr. Wootton received an additional option to purchase 234,563 shares of our common stock with an exercise price of $3.49 per share. Please see the footnotes to the "Outstanding Equity Awards at Fiscal Year End" table for more detail on the vesting schedules related to the awards described here.

(3)
Mr. Song joined the Company as chief revenue officer ("CRO") on July 25, 2016. Bonus for 2016 consists of $166,668 in commissions that were guaranteed as part of his offer letter. On August 17, 2016, Mr. Song was granted (i) 32,500 restricted stock units and (ii) an option to purchase 200,000 shares of our common stock with an exercise price of $3.19 per share. Please see the footnotes to the "Outstanding Equity Awards at Fiscal Year End" table for more detail on the vesting schedules related to the awards described here. These equity awards were granted to Mr. Song in 2016 for his services as CRO under the terms of his offer letter. This agreement is defined and described below under "NEO Employment Agreements and Arrangements — Song Offer Letter."

(4)
Ms. Covington served as our senior vice president, business affairs, general counsel, corporate secretary and chief privacy officer until her resignation in April 2017. Non-Equity Incentive Plan Compensation consists of $41,938 that Ms. Covington earned in 2016 for services as an executive under the Umbrella Bonus Plan. On March 9, 2016, Ms. Covington was granted an option to purchase 56,000 shares of our common stock with an exercise price of $3.65 per share. Ms. Covington participated in the Exchange Offer, and on June 13, 2016, 35,500 options she had tendered in the Exchange Offer were cancelled in exchange for (i) an option to purchase 1,250 shares of our common stock; (ii) an option to purchase 2,000 shares of our common stock; (iii) an option to purchase 3,125 shares of our common stock; and (iv) an option to purchase 4,444 shares of our common stock, each with an exercise price of $2.23 per share. On October 22, 2016, Ms. Covington was also granted a retention award of an option to purchase 40,000 shares of our common stock with an exercise price of $2.80 per share. Please see the footnotes to the "Outstanding Equity Awards at Fiscal Year End" table for more detail on the vesting schedules related to the awards described here.

(5)
Non-Equity Incentive Plan Compensation consists of $64,687 that Mr. Frankel earned in 2016 for services as executive vice president under the Umbrella Bonus Plan. On March 9, 2016, Mr. Frankel was granted an option to purchase 50,000 shares of our common stock with an exercise price of $3.65 per share. Mr. Frankel participated in the offer by the Company to exchange certain outstanding options to purchase shares of the Company’s common stock completed in June 2016 (the “Exchange Offer”). On June 13, 2016, 816,844 options he had tendered in the Exchange Offer were cancelled in exchange for (i) an option to purchase 24,562 shares of our common stock; (ii) an option to purchase 313,172 shares of our common stock; and (iii) an option to purchase 23,062 shares of our common stock, each with an exercise price of $2.23 per share. Please see the footnotes to the "Outstanding Equity Awards at Fiscal Year End" table for more detail on the vesting schedules related to the awards described here. All Other Compensation consists of a $132 gift card awarded to Mr. Frankel upon his transition to an advisory role.

(6)
Mr. Jackson served as CFO until his resignation in October 2016. Non-Equity Incentive Plan Compensation consists of $38,760 that he earned in 2016 for services as CFO under the Umbrella Bonus Plan. On March 16, 2016, Mr. Jackson was granted an option to purchase 414,150 shares of our common stock with an exercise price of $3.41 per share. The option award was granted to Mr. Jackson in 2016 for his services as CFO under the terms of his offer letter. This agreement is defined and described below under "NEO Employment Agreements and Arrangements — Jackson Offer Letter". The option award vests as to one-fourth of the shares subject to the option on the first anniversary of the vesting commencement date, and one forty-eighth of the shares vest each month thereafter, such that all of the shares will have vested on the fourth anniversary of the vesting commencement date, subject to the option holder's continued service to the Company through each applicable vesting date. None of the options granted to Mr. Jackson vested before he left the Company.

2016 Non-Equity Incentive Plan Compensation and Certain Bonus Arrangements
In August 2013, our board of directors adopted the Executive Incentive Compensation Plan (the "Umbrella Bonus Plan"). The Umbrella Bonus Plan allows our compensation committee to provide incentive cash awards to selected employees, including our NEOs, subject to their continued employment through the payment date. All our NEOs other than Mr. Song were participants under the Umbrella Bonus Plan for 2016. For 2016, all NEOs participating in the Umbrella Bonus Plan had the opportunity to earn annual bonus amounts based on levels of achievement of Company financial goals and individual performance goals. Under the terms of the Umbrella Bonus Plan, our compensation committee (or our board of directors with respect to Mr. Wootton) had the authority, in its sole discretion, to increase, reduce or eliminate any participant’s actual award. In lieu of participating in the Umbrella Bonus Plan, Mr. Song, our chief revenue officer, was eligible to earn incentive compensation amounts outside of the Umbrella Bonus Plan under a commission arrangement based on sales targets for his geographic area, as described below.
Umbrella Bonus Plan: 2016 Annual Plan. For 2016, the compensation committee approved an annual bonus plan under the Umbrella Bonus Plan (the "2016 Bonus Plan") for participating NEOs other than Mr. Wootton. Upon the compensation committee’s recommendation, the board of directors approved the 2016 Bonus Plan with respect to Mr. Wootton.
The compensation committee determined that funding of the 2016 Bonus Plan would be based (i) 75% on achievement of two equally weighted annual financial metrics consisting of specified levels of non-GAAP net revenue ("net revenue") and non-GAAP controllable cash flow (which consists of non-GAAP adjusted EBITDA ("adjusted EBITDA") minus capital expenditures, capitalized software and cash payments for interest and taxes) ("2016 Bonus Plan Financial Portion") and (ii) 25% on achievement of individual performance goals tied to Company strategic objectives ("2016 Bonus Plan Individual Performance Portion"). The board of directors made the same funding determination with respect to Mr. Wootton. The 2016 Bonus Plan Financial Portion, which represented 75% of each participating NEO's target bonus, would not be funded unless both annual financial metrics were achieved at or above threshold levels. If threshold performance was achieved or exceeded, the 2016 Bonus Plan Financial Portion could be funded from 50% of target levels to a maximum of 200%. The 2016 Bonus Plan Individual Performance Portion, which represented 25% of each participating NEO's target bonus, would be funded at the discretion of the compensation committee, based on the CEO's recommendations after his assessment of the participating executives' individual performances and based on the compensation committee's assessment of the CEO's performance as recommended to the board. The financial metrics in the 2016 Bonus Plan were not met, and thus the 2016 Bonus Plan Financial Portion was not funded, even though the Company did achieve publicly stated goals of positive adjusted EBITDA and free cash flow for 2016, as well as growth in revenue in its platform solutions business and an increase in platform solution customers. In July 2016, the Company advanced our NEOs 25% of their total target bonus awards (approximately 19.88% for Mr. Jackson, due to the pro-ration described below) based on the compensation committee's assessment of progress toward the Company's objectives and achievement of individual performance goals, pro-rated for Mr. Jackson, as described below. The compensation committee ultimately fully funded the discretionary 2016 Bonus Plan Individual Performance Portion of each participating NEO's bonus, and recommended to the board that the discretionary 2016 Bonus Plan Individual Performance Portion of the bonus be paid to Mr. Wootton, based upon achievement of individual performance goals tied to the Company’s long term strategic objectives and as a retention mechanism for key executives in a highly competitive market. As a result, bonuses related to each participating NEO's individual performance goals (representing 25% of each participating NEO's target bonus other than Mr. Jackson) were paid at 100% of target levels for 2016 through the advance noted above, with Mr. Jackson’s bonus pro-rated (and therefore representing approximately 19.88% of his target bonus), as described below.

Because the 2016 Bonus Plan Financial Portion was not funded, each participating NEO’s actual bonus consisted only of the Bonus Plan Individual Performance Portion, which was based solely on achievement of individual performance goals tied to the Company's strategic objectives. Actual bonus amounts were paid to such NEOs as follows:

2016 Bonus Plan
	Weighting between Financial Metrics and Individual Performance Goals	Target Awards as a Percentage of Base Salary (%)(1)	Actual Awards as a Percentage of Base Salary (%)(2)	Target Award ($)	Actual Awards ($)(3)
E. Randolph Wootton III	75% financial metrics (not achieved) 25% individual performance goals (related to performance as CEO; achieved at 100%)	100	25	430,000	107,500
JoAnn C. Covington	75% financial metrics (not achieved) 25% individual performance goals (related to performance as the General Counsel, Corporate Secretary, and Chief Privacy Officer, and SVP of Business Affairs; achieved at 100%)	55	13.75	167,750	41,938
Richard A. Frankel	75% financial metrics (not achieved) 25% individual performance goals (related to performance as EVP; achieved at 100%)	75	18.75	258,750	64,687
Rex S. Jackson (4)	75% financial metrics (not achieved) 25% individual performance goals (related to performance as CFO; achieved at 100%)	60	11.93	195,000	38,760

________________________

(1)	Based on a base salary of $430,000, $305,000, $345,000 and $325,000 for Mr. Wootton, Ms. Covington, Mr. Frankel and Mr. Jackson, respectively.

(2)
Pursuant to the 2016 Bonus Plan, 25% of the target award (approximately 19.88% of Mr. Jackson's target bonus as a result of the pro-ration described below) was paid in July 2016 based on the Committee’s assessment of progress toward the Company’s objectives and achievement of individual performance goals as of the first half of the year. Thus, Mr. Frankel and Mr. Jackson both received these partial payments based on their performance as of July 2016, although they were no longer participants in the 2016 Bonus Plan at fiscal year end.

(3)	All awards paid under the 2016 Bonus Plan related to achievement of individual performance metrics. No bonus amounts were paid based on financial goals.

(4)
Mr. Jackson’s bonus amount was based on a percentage of his monthly base salary and the number of months he was employed, resulting in an actual bonus that was pro-rated for his time served as CFO. The percentages in the table reflect percentages based on Mr. Jackson's base salary for the full year and the target award is based on performance for the full year.

Commissions. Pursuant to the terms of the Song Offer Letter (which is defined and described below under "NEO Employment Agreements and Arrangements — Song Compensation Arrangements"), Mr. Song was eligible to earn commissions targeted at 125% of his annual base salary based on sales targets for North America, payable monthly. The Song Offer Letter provided that the Company would pay Mr. Song 100% of his monthly target commission of $41,666.67 each of the first six (6) full months following his start date. In January 2017, the compensation committee extended this to apply to the first nine (9) months following his start date.
2016 Exchange Offer
Equity awards, including options, have been, and continue to be, a key part of our incentive compensation and retention program and are designed to motivate and reward employees' efforts and align their interests with long-term stockholder value. In 2016, our employees held certain Company stock options that had exercise prices above then-current fair market value, and thus, such options had significantly less retention and incentive value than we had intended. Based on this, the board of directors considered ways to address this, with one of our goals being to retain long tenured employees who have substantial experience and knowledge valuable to the Company, and to avoid the expenses of recruiting and training new employees, and lost productivity that comes with employee turnover.

The board of directors determined that it was in the best interests of stockholders to provide meaningful option grants to employees that incentivized employees to create value aligned with stockholder interests by providing new options in replacement for options that we believe had little or no meaningful retention and incentive value. In May 2016, the Company commenced the Exchange Offer to provide eligible employee optionees (which did not include the CEO) the opportunity to exchange certain underwater options for a lesser number of new options that were subject to a new vesting schedule. The Exchange Offer was open to employees only, and excluded our CEO, the non-employee members of our board of directors, and consultants from eligibility. We believe the Exchange Offer helped foster the retention of our valued employee optionees through a period of transition for the Company and better align the interests of our optionees and stockholders to promote long-term stockholder value. The Exchange Offer was commenced under our stockholder-approved 2008 and 2013 Equity Incentive Plans, which plans provided the board of directors with the flexibility to take this action at the time the board determined it was necessary and in the best interest of stockholders.

Under the Exchange Offer, eligible employees were offered the opportunity to exchange stock options granted on or before December 31, 2015 under our 2008 Equity Incentive Plan (the "2008 Plan") or our 2013 Equity Incentive Plan (the "2013 Plan") if those options had an exercise price greater than or equal to $3.50 per share. The $3.50 threshold allowed eligible employees with options that had an exercise price greater than the closing price per share of the Company's common stock on December 31, 2015 to participate in the Exchange Offer. The number of shares subject to new options that participants received depended on the exercise price of the exchanged options; the higher the exercise price of the exchanged option (and therefore offering lower retention value), the fewer shares were covered by the new option replacing it. We calculated the exchange ratios so that the new options had a fair value for accounting purposes approximately equal to or less than the fair value of the options they replaced. The exchange ratio ranged from 1 new option share for every 1.25 exchanged options to 1 new option to 4.0 exchanged options. Although exchanged options may have been vested, none of the new options received under the Exchange Offer were vested as of the date of grant. All option grants made pursuant to the Exchange Program were subject to a vesting schedule that provided for vesting in approximately equal monthly installments over the thirty-six (36)-month period following the new option grant date. This exchange ratio and new vesting schedule benefited the Company by providing retention value for longer term employees with valuable expertise.

The Company also returned an aggregate of 1,675,821 shares of the Company's common stock to its 2013 Plan as a result of the Exchange Program. The Company issued new options to purchase an aggregate of 622,598 shares of the Company’s common stock in exchange for the exchanged options. Mr. Frankel and Ms. Covington participated in the Exchange Offer as described in the Summary Compensation Table above.

NEO Employment Agreements and Arrangements
Wootton CEO Offer Letter
In connection with Mr. Wootton's November 2, 2015 promotion to CEO, on November 1, 2015, we entered into a new at-will employment offer letter with Mr. Wootton (the "CEO Offer Letter"), which superseded the offer letter previously in place for him. Under the terms of the CEO Offer Letter, Mr. Wootton was paid an annual base salary of $430,000 and is eligible for a bonus of 100% of his base salary under the Company’s Umbrella Bonus Plan, subject to continued service through the date any bonus is earned pursuant to the terms of the Umbrella Bonus Plan. The CEO Offer Letter provided that he would be recommended for the grant of 250,000 RSUs and options to purchase 500,000 shares of Common Stock, with each vesting over our typical four-year vesting schedule for the applicable type of award, subject to continued service through each vesting date. These awards are reflected in the Summary Compensation Table above.
Song Compensation Arrangements

On July 14, 2016, we entered into an employment offer letter with Mr. Song to serve as our chief revenue officer (the "Song Offer Letter"). The Song Offer Letter had no specified term, and Mr. Song's employment with us is on an at-will basis. Mr. Song’s initial compensation arrangements under the Song Offer Letter were subject to adjustment in accordance with our compensation policies and practices. His actual 2016 compensation is indicated in the Summary Compensation Table above. The Song Offer Letter provided that during the first six (6) months following his start date, Mr. Song would receive a non-recoverable commission of no less than $41,666.67. In January 2017, the compensation committee extended this to apply to the first nine (9) months following his start date. In addition, under the Song Offer Letter, Mr. Song is eligible to receive a one-time milestone bonus of $100,000 pursuant to the Umbrella Bonus Plan, payable in two installments of $50,000 each in January 2017 and July 2017, based on the achievement of performance objectives and subject to his continued employment through the payment date. If Mr. Song voluntarily terminates employment with us within twelve (12) months following each payment date, he is required to repay in full all portions of the milestone bonus paid to him within the prior twelve (12) months. The Song Offer Letter provided that he would be recommended for the grant of an option to purchase grants of 32,500 RSUs and an option to purchase 200,000 shares of Common Stock. This grant is reflected in the Summary Compensation Table for 2016.

On July 27, 2016, Mr. Song entered into a Management Retention Agreement with the Company. See "Management Retention Agreements," below, for a description of the terms of that agreement.
Covington Compensation Arrangements

Ms. Covington joined the Company as vice president, general counsel and corporate secretary in July 2012. Her initial compensation arrangement has been adjusted over time in accordance with our compensation policies and practices. Her actual 2016 compensation is indicated in the Summary Compensation Table above.

On April 7, 2015, Ms. Covington entered into a Management Retention Agreement with the Company. See "Management Retention Agreements," below, for a description of the terms of that agreement.

Frankel Compensation Arrangements
Mr. Frankel, who co-founded the Company, is an at-will employee, without an employment offer letter. His initial compensation arrangement has been adjusted over time in accordance with our compensation policies and practices. His actual 2016 compensation is indicated in the Summary Compensation Table above. In July 2016, Mr. Frankel transferred into a part-time role at a base salary of $45,000. As a part-time employee, Mr. Frankel no longer participates in our bonus programs.
On May 6, 2015, Mr. Frankel entered into a Management Retention Agreement with the Company, which was amended on January 25, 2016. See "Management Retention Agreements," below, for a description of the terms of that agreement. In connection with Mr. Frankel's change in status to a part-time role, the compensation committee approved Mr. Frankel’s eligibility for a severance payment of $172,500, to be paid to Mr. Frankel if any severance payments were triggered under his Management Retention Agreement, and subject to the same terms and conditions as apply under his Management Retention Agreement, including his execution and non-revocation of a separation and release of claims agreement. Under the terms of his Management Retention Agreement, if this severance payment is paid to Mr. Frankel, it will reduce the benefits to which he is entitled under his Management Retention Agreement.
Jackson Compensation Arrangements

On February 12, 2016, we entered into an into an employment offer letter with Mr. Jackson to serve as our chief financial officer (the "Jackson Offer Letter"). The Jackson Offer Letter had no specified term, and Mr. Jackson's employment with us was on an at-will basis. Mr. Jackson’s initial compensation arrangements under the Jackson Offer Letter were subject to adjustment in accordance with our compensation policies and practices. The Jackson Offer Letter provided that he would be recommended for the grant of an option to purchase 414,150 shares of Common Stock. This grant is reflected in the Summary Compensation Table for 2016.

On July 1, 2016, Mr. Jackson entered into a Management Retention Agreement with the Company. See "Management Retention Agreements," below, for a description of the terms of that agreement.

Mr. Jackson resigned from the Company effective October 26, 2016. His voluntary resignation means that he was not eligible for any severance benefits under his Management Retention Agreement.

Management Retention Agreements
In March 2015, the board of directors approved our entry into a form of Management Retention Agreement (each, an "Agreement") with certain then-current and future officers, including each of our 2016 NEOs (each, an "Executive" and together, the "Executives"), which provide for potential payments and benefits upon a qualifying termination of employment. Each Agreement provides that if, during the period beginning on the date that is three months before a change in control and ending on the date that is twelve months following a change in control (the "change in control period"), (i) the Executive terminates his or her employment with us (or any parent or subsidiary) for good reason (as defined in the Agreement), or (ii) we (or any parent or subsidiary) terminate the Executive’s employment for a reason other than cause (as defined in the Agreement) and other than death or disability (as defined in the Agreement) (a termination under clause (i) or (ii), a "Qualifying Termination"), the Executive will be eligible to receive the following severance benefits from us: (x) a lump-sum payment equal to the sum of (a) 100% of the Executive’s annual base salary (as in effect immediately prior to (A) a change in control (if the Executive’s employment terminates on or after the change in control), or (B) the Executive’s termination, whichever is greater); (y) 100% of the Executive’s target bonus (as defined in the Agreement) for the fiscal year in which the Executive’s employment terminates (minus any bonus or commission payments already received for that fiscal year’s performance); and (z) reimbursement for continued group health plan coverage premiums under COBRA for twelve (12) months following the Executive’s termination, for the Executive and his or her spouse and/or eligible dependents. However, if we determine that we cannot provide the COBRA reimbursement benefits without potentially violating applicable laws, we will instead provide the Executive a taxable lump sum payment equal to 1.5 times the monthly COBRA premium (based on the first month’s premium) for the twelve (12)-month severance period. Additionally, if, during the change in control period, (i) the Executive has a Qualifying Termination, or (ii) the Executive’s employment is terminated due to death or disability, then 100% of the shares of our common stock subject to the Executive’s then outstanding unvested equity compensation awards will immediately vest (for performance-based awards, performance will be deemed achieved at 100% of target levels), except with respect to the performance-based restricted stock unit award granted to Mr. Wootton in February 2017 (the “Wootton PSUs”).

The Wootton PSUs are eligible for vesting (“earned”) based upon achievement of certain performance goals and, once earned, will be subject to service-based vesting requirements. The agreement under which the Wootton PSUs were granted (the “Wootton PSU Agreement”) amended Mr. Wootton’s Agreement to provide that if, during the change in control period, (i) Mr. Wootton has a Qualifying Termination, or (ii) Mr. Wootton’s employment is terminated due to death or disability, the performance targets will not be deemed achieved at 100% levels. Instead, certain change in control price targets (the vesting and other terms of the Wootton PSU are described in the Form 8-K filed with the SEC on February 13, 2017) continue to apply and if they are met, 100% of any earned Wootton PSUs will accelerate vesting in connection with such a termination, subject to the terms and conditions of his Agreement.

Each Agreement further provides that if the Executive has a Qualifying Termination, and such termination occurs outside of the change in control period, the Executive will be eligible to receive the following severance benefits from us: (i) a lump-sum payment equal to six months of his or her annual base salary, and (ii) reimbursement for continued group health plan coverage premiums under COBRA for six (6) months following the Executive’s termination for the Executive and his or her spouse and/or eligible dependents. However, if we determine that we cannot provide the COBRA reimbursement benefits without potentially violating applicable laws, we will instead provide the Executive a taxable lump sum payment equal to 1.5 times the monthly COBRA premium (based on the first month’s premium) for the six (6)-month severance period.
In order to receive severance benefits under the Agreement, the Executive must sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to us. Each Agreement also provides that in the event that the payments and benefits provided for in the Agreement or other payments and benefits payable or provided to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s payments and benefits under the agreement or other payments or benefits (the "payment") will be reduced to either (x) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (y) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount of the payment, notwithstanding that all or some portion of the payment may be subject to the excise tax.
Each Agreement will terminate upon the completion of all payments (if any) thereunder or on the third anniversary of its effective date if a change in control (as defined under the Agreement) has not occurred by such date unless the term of the Agreement is extended by the parties. With respect to all Executives, if, prior to the expiration of the term of the Agreement, we enter into a definitive agreement with a third party (or third parties), the consummation of which would result in a change in control of Rocket Fuel, then the term of the Agreement will automatically be extended to 24 months following the resulting change in control, unless the definitive agreement terminates or is canceled without resulting in a change in control, in which case, the extension will not be effective.

For purposes of each Management Retention Agreement described above, the following definition of "cause" applies:

 "cause" means, with respect to the Executive, (i) an unauthorized use or disclosure of our (or any subsidiary or parent) confidential information or trade secrets, which use or disclosure causes material harm to us; (ii) a deliberate, material failure to comply with any of our written policies or rules (or any employing subsidiary or parent); (iii) conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof; (iv) gross misconduct; (v) a continued failure to perform assigned duties after receiving written notification of such failure from the board of directors, provided that such duties are those customarily performed by a person holding the position that the Executive holds immediately prior to the change in control period; or (vi) failure to cooperate in good faith with a governmental or internal investigation of us (or any subsidiary or parent) or our directors, officers or employees, if we have requested the Executive’s cooperation.

For purposes of each Management Retention Agreement described above:

"good reason" means the Executive’s resignation within thirty (30) days (for Mr. Frankel, this was amended to one-hundred (120) days solely in connection with his October 2015 change in role to Executive Vice President, pursuant to an amendment to his agreement entered into in January 2016; outside of the context of this role change, the thirty (30) day limit remains applicable) following the end of the cure period (as defined below), following the occurrence of one or more of the following without the Executive’s express written consent:  (a) a material reduction of the Executive’s duties, position or responsibilities, or the removal of the Executive from such position and responsibilities, either of which results in a material diminution of the Executive’s authority, duties or responsibilities, unless the Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of us being acquired and made part of a larger entity (as, for example, when our Chief Executive Officer remains as such following a change in control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute "good reason"; (b) a material reduction in the Executive’s base salary; or (c) a material relocation of the Executive’s principal workplace, provided that a relocation of thirty-five (35) miles or less, or a relocation to the Executive’s home as his or her principal workplace, will not be considered a material relocation.  In addition, in order to qualify as good reason, the Executive must not terminate employment with us without first providing us with written notice of the acts or omissions constituting the grounds for "good reason" within 60 days of the initial existence of the grounds for "good reason" and a reasonable cure period of thirty (30) days following the date of written notice (the "cure period"), and such grounds must not have been cured during such time.

"target bonus" means either (i) the Executive’s target bonus percentage or target commission percentage multiplied by the Executive’s annual base salary, or (ii) the target bonus amount or target commission amount (as applicable), in each case, as in effect for our (or our successor’s) fiscal year in which the Executive’s involuntary termination under the circumstances described above occurs.

Equity Incentive Plans
Each of our named executive officers may become eligible to receive certain accelerated vesting in connection with a change in control (apart from any accelerated vesting under the Management Retention Agreements) under the 2008 Plan, options agreements under the 2008 Plan and/or the 2013 Plan as described below.
The 2008 Equity Incentive Plan and Option Agreements
Our 2008 Plan provides that in the event of a merger or change in control, as defined therein, each outstanding award will be treated as the administrator determines, without a participant’s consent, including, without limitation, that each award be assumed or substituted for an equivalent award. For awards granted pursuant to our 2008 Plan prior to April 1, 2013, including those granted to our named executive officers, in the event that awards are not assumed or substituted for, all restrictions on the shares subject to such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and all of the shares subject to such award will fully vest and become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. For awards granted pursuant to the 2008 Plan on or after April 1, 2013, including those granted to our named executive officers, in the event that awards are not assumed or substituted for, all restrictions on an additional 25% of the shares subject to such award will lapse, all performance goals or other vesting criteria applicable to an additional 25% of the shares subject to such award will be deemed achieved at 100% of target levels and an additional 25% of the shares subject to such award will fully vest and become fully exercisable, if applicable, for a specified period prior to the transaction. In no event will the vesting of an award accelerate as to more than 100% of the award. The award will then terminate upon the expiration of the specified period of time.

Additionally, each option issued under our 2008 Plan, including those granted to our named executive officers, is subject to an option agreement that provides for the following accelerated vesting in connection with a change in control, as defined in the 2008 Plan: (i) if the optionee has continuously been our employee for one year or more as of the date of the change in control, the shares subject to the option that would normally vest in the final 12 months of the option’s vesting term will immediately vest upon the change in control and the remaining unvested portion of the option will continue to vest in accordance with the original vesting schedule; (ii) if the optionee has continuously been our employee for less than one year as of the change in control, then the shares subject to the option that would normally vest in the final 12 months of the option’s vesting term will vest on the one year anniversary of the optionee’s commencement as our employee; and (iii) if, within 12 months following the change in control, the optionee’s status as a service provider is terminated by us or a successor corporation without cause, as defined in the option agreement, or the optionee voluntarily resigns for good reason, as defined in the option agreement, then an additional number of shares subject to the option that would normally vest (without taking into account any accelerated vesting under clause (ii), above) over the 12 month period following such termination will immediately vest.

The 2013 Equity Incentive Plan
Our 2013 Plan provides that in the event of a merger or change in control, as defined under the 2013 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will vest as to an additional 25% of the shares subject to such award, all restrictions on an additional 25% of the shares subject to such award will lapse, all performance goals or other vesting criteria applicable to an additional 25% of the shares subject to such award will be deemed achieved at 100% of target levels and an additional 25% of the shares subject to such award will become fully exercisable, if applicable, for a specified period prior to the transaction. In no event will the vesting of an award accelerate as to more than 100% of the award. The award will then terminate upon the expiration of the specified period of time. Notwithstanding the foregoing, under the Wootton PSU Agreement, if a change in control occurs and any Wootton PSUs have been earned or are earned in connection with such change in control, the earned Wootton PSUs will vest in full if such earned Wootton PSUs are not assumed or substituted for in the transaction.
The 2016 Inducement Plan

Our 2016 Inducement Equity Incentive Plan (the "2016 Inducement Plan") has provisions related to accelerated vesting that are identical to those under the 2013 Plan. Mr. Jackson received an option to purchase 414,150 shares of our common stock on March 16, 2016, and Mr. Song received an option to purchase 200,000 shares of our common stock and 32,500 RSUs on August 17, 2016, in each case under the 2016 Inducement Plan. These grants are reflected in the Summary Compensation Table for 2016. The 2016 Inducement Plan expired by its terms on March 4, 2017.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning stock options and stock awards held by our Named Executive Officers as of December 31, 2016. Mr. Jackson, who left the Company on October 26, 2016, did not have any stock options or awards outstanding as of December 31, 2016.

	Option Awards(1)(2)				Stock Awards (1)(3)
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) - Exercisable	Number of Securities Underlying Unexercised Options(#) - Unexercisable	Option Exercise Price Per Share ($)	Grant Date	Number of Shares or Units of Stock that Have not Vested (#)	Market Value of Shares or Units of Stock that Have not Vested ($)(4)
E. Randolph Wootton III	3/25/2015(5)	6,563	8,437	9.68	3/25/2015(5)	15,625	26,719
	4/28/2015(6)	16,406	21,094	8.75	4/28/2015(7)	17,968	30,725
	1/1/2016(8)	135,417	364,583	3.49	1/1/2016(9)	187,500	320,625
	3/10/2016(5)	—	234,563	3.49
Richard Song	8/17/2016(10)	—	200,000	3.19	8/17/2016(10)	32,500	55,575
JoAnn C. Covington	8/13/2012(11)	81,459	—	3.55	2/6/2014(5)	1,312	2,244
	3/9/2016(5)(12)	—	56,000	3.65	3/25/2015(5)	9,375	16,031
	6/13/2016(5)(13)	1,803	9,016	2.23
	10/22/2016(14)	—	40,000	2.80
Richard A. Frankel	3/9/2016(5)(12)	—	50,000	3.65
	6/13/2016(5)(13)	60.133	300,663	2.23
__________________

(1)	All awards expire no later than 10 years from the grant date, subject to earlier termination if the award holder's service to Rocket Fuel terminates.

(2)
Unless otherwise indicated, one-fourth of the shares subject to each option vest on the first anniversary of the vesting commencement date, and one forty-eighth of the shares vest each month thereafter, such that all of the shares will have vested on the fourth anniversary of the vesting commencement date, subject to the option holder's continued service to the Company through each applicable vesting date.

(3)
The amounts in the "Stock Awards" column represent shares underlying restricted stock units ("RSUs"). One-fourth of the shares subject to each RSU vest on the first anniversary of the vesting commencement date, and one eighth of the shares vest every six months thereafter, such that all of the shares will have vested on the fourth anniversary of the vesting commencement date, subject to the award holder's continued service to the Company through each applicable vesting date.

(4)
The market values of the unvested stock awards are calculated based on the fair market value per share of our Common Stock on December 30, 2016, which was $1.71 (the closing price on the NASDAQ Global Select market on that date), multiplied by the number of shares subject to the award.

(5)	The vesting commencement date was the grant date.

(6)	The vesting commencement date was March 4, 2015.

(7)	The vesting commencement date was March 10, 2015.

(8)	The vesting commencement date was November 2, 2015.

(9)	The vesting commencement date was November 10, 2015.

(10)	The vesting commencement date was July 25, 2016.

(11)	The option has vested in full.

(12)	One-half of the shares vest on the first anniversary of the vesting commencement date and one-half of the shares vest on the second anniversary of the vesting commencement date.

(13)
On June 13, 2016, (a) 816,844 options Mr. Frankel had tendered in the Exchange Offer were cancelled in exchange for (i) an option to purchase 24,562 shares of our common stock; (ii) an option to purchase 313,172 shares of our common stock; and (iii) an option to purchase 23,062 shares of our common stock, each at an exercise price of $2.23 per share and (b) 35,500 options Ms. Covington had tendered in the Exchange Offer were cancelled in exchange for (i) an option to purchase 1,250 shares of our common stock; (ii) an option to purchase 2,000 shares of our common stock; (iii) an option to purchase 3,125 shares of our common stock; and (iv) an option to purchase 4,444 shares of our common stock, each at an exercise price of $2.23 per share. These options vest as to one thirty-sixth of the shares each month in equal monthly installments from the vesting commencement date.

(14)	The vesting commencement date was October 15, 2016.
Executive Incentive Compensation Plan (“Umbrella Bonus Plan”)
Our Executive Incentive Compensation Plan, or the Umbrella Bonus Plan, was adopted by our board of directors in August 2013. The Umbrella Bonus Plan allows our compensation committee to provide cash incentive awards to selected employees, including our named executive officers, based upon performance goals established by our compensation committee, provided that our board of directors will make any determinations under the Umbrella Bonus Plan relating to our chief executive officer’s participation in the Umbrella Bonus Plan. Our board of directors also may make determinations with respect to other participants, if it chooses to do so.
Under the Umbrella Bonus Plan, our compensation committee (or our board of directors with respect to our chief executive officer and any other board-selected participants) determines the performance goals applicable to any award, which goals may include, without limitation: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, business unit or division, earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, EBITDA (earnings before interest, taxes, depreciation and amortization), EBITDAS (earnings before interest, taxes, depreciation, amortization and stock-based compensation), and net earnings), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. Performance goals that include our financial results may be determined in accordance with U.S. generally accepted accounting principles, or GAAP, or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by the compensation committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors the compensation committee determines relevant, and may be adjusted on an individual, divisional, business unit, segment or company-wide basis. Any criteria used may be measured on such basis as the compensation committee determines, including but not limited to, as applicable, (i) in absolute terms, (ii) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (iii) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (iv) on a per-share basis, (v) against our performance as a whole or a segment and/or (vi) on a pre-tax or after-tax basis. The performance goals may differ from participant to participant and from award to award. The board of directors will determine the performance goals applicable to any award granted to our chief executive officer or any other board-selected participant, which goals may include, without limitation, any goal listed above.

Our compensation committee (or our board of directors with respect to awards to our chief executive officer and any other board-selected participants) may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the compensation committee’s or board of director’s discretion, as applicable. Our compensation committee, or our board of directors with respect to awards to our chief executive officer and any other board-selected participants, may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.
Actual awards are paid in cash (or in cash equivalents) only after they are earned, which generally requires continued employment through the date a bonus is paid. Payment of bonuses occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in the Umbrella Bonus Plan.
Our board of directors and our compensation committee (other than with respect to our chief executive officer) each have the authority to amend, alter, suspend or terminate the Umbrella Bonus Plan provided such action does not impair the existing rights of any participant with respect to any earned bonus.
401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. The 401(k) plan offers a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation up to the statutorily prescribed limit and have the amount of their compensation reduction contributed to the 401(k) plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant's directions. The 401(k) plan allows for discretionary employer matching contributions. In 2016, we made matching contributions into the plan of $0.50 for each $1 of a participant’s contribution, up to a maximum of the lesser of 6% of such participant’s eligible compensation and $1,500 per calendar year. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and contributions by us, if any, are deductible when made.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below transactions, and series of related transactions, since January 1, 2016 to which we were or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock, or their immediate family members, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transaction or series of related transactions to which we have been or will be a party other than compensation arrangements, which are described where required under the headings "Board of Directors and Corporate Governance — Non-Employee Director Compensation" and "Executive Compensation."
Investor Rights Agreement
We are party to an investor rights agreement which provides that certain holders of our common stock, including one of our named executive officers and certain holders of 5% of our capital stock and entities affiliated with one of our directors, have certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.
Indemnification Agreements
We have entered into indemnification agreements with each of our current directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.
Related Party Vendor Agreements

John J. Lewis joined Nielsen Holding Plc ("Nielsen") in 2006, most recently serving as Global President responsible for running the Nielsen Buy business and overseeing all global regions before leaving Nielsen in June 2016. Mr. Lewis joined our board of directors in January 2016. Mr. Lewis was also appointed to the Audit Committee of the Board. Nielsen is one of the Company's data vendors. Total expense recognized for services delivered by Nielsen and its affiliates during the year ended December 31, 2016 was $1.6 million. Total accounts payable as of December 31, 2016 were $0.7 million.

Clark Kokich has served on the board of directors of Acxiom Corporation ("Acxiom") since 2009 and currently chairs its Technology and Innovation Committee. Mr. Kokich has served on our board of directors since April 2011. Mr. Kokich is also a member of the Audit Committee and the Nominating and Governance Committee of our board of directors. Axciom and LiveRamp, Inc., a subsidiary of Axciom ("LiveRamp"), are both data vendors to the Company. Total expense recognized for services delivered by Acxiom and LiveRamp during the year ended December 31, 2016 was $0.6 million. Total accounts payable as of December 31, 2016 were $0.2 million.

Policies and Procedures for Related Party Transactions
We have adopted a formal written policy providing that our audit committee will be responsible for reviewing "related party transactions," which are transactions (i) in which we are or will be a participant, (ii) in which the aggregate amount involved exceeds or may be expected to exceed $120,000, or such lower threshold as the audit committee may determine, and (iii) in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, nominee for director, executive officer, or a greater than 5% beneficial owner of our common stock and their immediate family members. Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our audit committee.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes certain information about our equity compensation plans as of December 31, 2016.

EQUITY COMPENSATION PLANS AS OF DECEMBER 31, 2016
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	7,753,903	$3.4524	8,481,455
Equity compensation plans not approved by stockholders(3)	1,804,200	$2.4434	395,800
Total	9,558,103	$3.2234	8,877,255
____________

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account restricted stock units, which have no exercise price.

(2)
Includes the following plans: Rocket Fuel Inc. 2008 Equity Incentive Plan, Rocket Fuel Inc. 2013 Equity Incentive Plan ("2013 Plan") and Rocket Fuel Inc. 2013 Employee Stock Purchase Plan ("ESPP"). Our 2013 Plan provides that on the first day of each fiscal year beginning in 2014, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 4,000,000 shares of common stock, (ii) five percent (5.0%) of the outstanding shares of common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Our ESPP provides that on the first day of each fiscal year beginning in 2014, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) two percent (2.0%) of the outstanding shares of our common stock on the first day of such fiscal year, (ii) 1,500,000 shares of common stock, or (iii) such other amount as may be determined by our board of directors. On January 1, 2017, the number of shares available for issuance under our 2013 Plan and our ESPP increased by 2,310,934 shares and 924,373 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

(3)	Represents shares under the 2016 Inducement Equity Incentive Plan, which was adopted effective March 4, 2016 and expired on March 4, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2017, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our current executive officers and directors as a group; and

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than five percent (5.0%) of any class of our voting securities
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.
We have based percentage ownership of our common stock on 46,358,976 shares of our common stock outstanding as of March 31, 2017. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of March 31, 2017, as well as all shares of common stock issuable pursuant to restricted stock units held by the person that are subject to vesting conditions expected to occur within 60 days of March 31, 2017. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Rocket Fuel Inc., 2000 Seaport Boulevard, Suite 400, Redwood City, CA 94063.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors:
E. Randolph Wootton III (1)	380,253	*
Richard Song	—	*
JoAnn Covington (2)	118,942	*
Rex Jackson	—	*
Susan L. Bostrom (3)	126,237	*
Ronald E. F. Codd (4)	141,237	*
William W. Ericson (5)	9,337,232	20.13%
Richard A. Frankel (6)	1,931,131	4.15%
Clark M. Kokich (7)	132,837	*
John J. Lewis (8)	6,197	*
Monte Zweben (9)	292,549	*
All current executive officers and directors as a group (12 persons) (10)	12,347,673	26.60%
Other >5% Stockholders:
MDV IX, L.P., as nominee for MDV IX, L.P. and MDV ENF IX, L.P. (11)	9,295,955	20.05%
Renaissance Technologies LLC (12)	2,978,000	6.42%
M&G Investment Funds (1) (13)	2,528,710	5.45%
___________________

*	Represents beneficial ownership of less than one percent (1%).

(1)
Consists of (i) 64,651 shares held of record by Mr. Wootton; (ii) 284,352 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2017; and (iii) 31,250 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2017.

(2)	Consists of (i) 6,778 shares held of record by Ms. Covington; and (ii) 112,164 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2017.

(3)	Consists of (i) 13,905 shares held of record by Ms. Bostrom; and (ii) 112,332 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2017.

(4)
Consists of (i) 13,905 shares held of record by Mr. Codd; (ii) 100,000 shares held of record by The Codd Revocable Trust dated March 6, 1998, as to which Mr. Codd shares voting and investment power with his spouse as co-trustee; and (iii) 27,332 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2017.

(5)
Consists of (i) 13,905 shares held of record by Mr. Ericson; (ii) 9,295,955 shares held by MDV IX, L.P. as nominee for MDV IX, L.P. and MDV ENF IX, L.P. ("MDV") as disclosed in footnote 11 below; Mr. Ericson is a Managing Director of Ninth MDV Partners, L.L.C., which is the General Partner of MDV and, as such, he may be deemed to share voting and investment power with respect to all shares held by MDV; however, Mr. Ericson disclaims beneficial ownership of such shares except to the extent of his own pecuniary interest in them; and (iii) 27,332 shares issuable pursuant to stock options exercisable by Mr. Ericson within 60 days of March 31, 2017.

(6)
Consists of (i) 1,795,888 shares held of record by Mr. Frankel as co-trustee of the Martha M. Conway & Richard A Frankel TR UA 03/13/09 Conway Frankel Family Trust, as to which Mr. Frankel shares voting and investment power with his spouse, Martha M. Conway; and (ii) 135,243 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2017. By virtue of the relationships described in this footnote, Mr. Frankel may be deemed to share voting and investment power with respect to the shares held by the Conway Trust.

(7)	Consists of (i) 105,505 shares held of record by Mr. Kokich; and (ii) 27,332 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2017.

(8)	Consists of 6,197 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2017.

(9)	Consists of (i) 27,718 shares held of record by Mr. Zweben; and (ii) 264,831 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2017.

(10)
Consists of (i) 11,431,472 shares beneficially owned by our current executive officers and directors (which excludes NEOs that are no longer executive officers); (ii) 884,951 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2017; and (iii) 31,250 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2017.

(11)
Based solely upon a Schedule 13G/A filed with the SEC on February 10, 2017 by Ninth MDV Partners, L.L.C. Consists of 9,295,955 shares held of record by MDV, as defined in footnote 5. Ninth MDV Partners, L.L.C. is the General Partner of MDV; William Ericson and Jon Feiber, the Managing Directors of Ninth MDV Partners, L.L.C., may be deemed to share voting and investment power with respect to the shares held of record by MDV; however, Mr. Ericson has informed us that the General Partner has sole voting and investment control of the shares. The address for this entity is 3000 Sand Hill Road, Bldg. 3, Suite 290, Menlo Park, CA 94025, Attention: William Ericson.

(12)
Based solely upon a Schedule 13G filed with the SEC on February 14, 2017 by Renaissance Technologies LLC ("RTC") and Renaissance Technologies Holdings Corporation ("RTHC"). RTC beneficially owns 2,978,000 shares and has sole voting and dispositive power with respect to such shares, and RTHC, as majority owner of RTC, may also be deemed to beneficially own, and have sole voting and dispositive power with respect to, such shares. The address of RTC is 800 Third Avenue, New York, NY 10022.

(13)
Based upon a Schedule 13G/A filed with the SEC on February 14, 2017 by, and upon information provided to us by, M&G Investment Management Limited ("MAGIM") and M&G Investment Funds (1) (“M&G Funds”). M&G Funds is an open ended investment company with variable capital, incorporated in England and Wales and authorized by the Financial Conduct Authority, and beneficially owns 2,528,710 shares. MAGIM, as the appointed investment manager to the investment funds held by M&G Funds, has sole voting power and sole dispositive power with respect to 2,528,710 shares. The address for MAGIM and M&G Funds is Governor’s House, Laurence Pountney Hill, London, EC4R 0HH, England.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2016, all Section 16(a) filing requirements were satisfied on a timely basis, except for (i) one late Form 4 was filed for E. Randolph Wootton III on December 22, 2016 covering a total of five transactions, (ii) one late Form 4 was filed for Richard Frankel on June 20, 2016 covering a total of four transactions, (iii) one late Form 4 was filed for JoAnn Covington on June 20, 2016 covering a total of five transactions, (iv) one late Form 4 was filed for JoAnn Covington on December 22, 2016 covering a total of six transactions (two of which represented transactions occurring in 2015), (v) one late Form 4 was filed for Dominic Trigg on December 22, 2016 covering a total of four transactions (two of which represented transactions occurring in 2015), and (vi) one late Form 4 was filed for Manu Thapar on December 22, 2016 covering a total of two transactions (one of which represented a transaction occurring in 2015).
2016 Annual Report and SEC Filings
Our financial statements for the fiscal year ended December 31, 2016 are included in our Annual Report on Form 10-K. Our Annual Report and this proxy statement are posted on our website at investor.rocketfuel.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report and this proxy statement without charge by sending a written request to Corporate Secretary, Rocket Fuel Inc., 2000 Seaport Boulevard, Suite 400, Redwood City, CA 94063.
Deadlines to Propose Actions for Consideration at the 2018 Annual Meeting
Stockholder Proposals for Inclusion in Proxy Statement. Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2018 annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than December 27, 2017. In addition, stockholder proposals must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Rocket Fuel Inc.
Attention: Corporate Secretary
2000 Seaport Boulevard, Suite 400
Redwood City, CA 94063
Stockholder Proposals Not for Inclusion in Proxy Statement. Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to the meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary. The written notice must contain the information specified in our bylaws. To be timely for our 2018 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices no earlier than February 10, 2018, and no later than the close of business on March 12, 2018.
If we hold our 2018 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2017 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the annual meeting and no later than the close of business on the later (i) the 90th day prior to the annual meeting; or (ii) the 10th day following the day on which public announcement of the date of the meeting is first made. If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at the meeting, we are not required to present the proposal for a vote at the meeting.

Availability of Bylaws. A copy of our bylaws may be obtained by accessing Rocket Fuel’s filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for stockholder proposals.

ROCKET FUEL INC.
2000 SEAPORT BLVD., SUITE 400
REDWOOD CITY, CA 94063

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

Nominees

	For	Against	Abstain
1A John J. Lewis	☐	☐	☐
1B Monte Zweben	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Proxy holders will vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000314694_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report/Form 10K are available at www.proxyvote.com .

ROCKET FUEL INC.
Annual Meeting of Stockholders
June 13, 2017 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) E. Randolph Wootton III and Stephen Snyder, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ROCKET FUEL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 13, 2017, at the Rocket Fuel corporate offices located at 2000 Seaport Blvd., Redwood City, California, 94063 and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000314694_2 R1.0.1.15